QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COBRA GREEN LLC,

COBRA ACQUISITION CORP.,

and

CLAYTON HOLDINGS, INC.

Dated as of April 13, 2008

i

4.23	Proxy Statement; Seller Information	24
4.24	Required Vote of Seller Stockholders	24
4.25	No Other Representations or Warranties	24
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		25
5.1	Conduct of Business Pending the Effective Time	25
5.2	Notice of Changes	27
ARTICLE VI ADDITIONAL AGREEMENTS		27
6.1	Proxy Statement	27
6.2	Seller Stockholders' Meeting	28
6.3	Third Party Consents and Regulatory Approvals	28
6.4	No Solicitation	30
6.5	Access to Information	32
6.6	Employment and Benefit Matters	33
6.7	Directors' and Officers' Indemnification and Insurance	33
6.8	Publicity	35
6.9	Rule 16b-3	35
6.10	Stockholder Litigation	35
ARTICLE VII CONDITIONS PRECEDENT		35
7.1	Conditions to Each Party's Obligations to Effect the Merger	35
7.2	Conditions to the Obligations of Buyer and Merger Sub	36
7.3	Conditions to the Obligations of Seller	37
7.4	Frustration of Closing Conditions	37
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		37
8.1	Termination	37
8.2	Effect of Termination	38
8.3	Fees and Expenses Following Termination	39
8.4	Amendment	40
8.5	Extension; Waiver	41
ARTICLE IX MISCELLANEOUS		41
9.1	Nonsurvival of Representations, Warranties and Agreements	41
9.2	Expenses	41
9.3	Notices	41
9.4	Interpretation	42
9.5	Counterparts	42
9.6	Entire Agreement	42
9.7	Governing Law; Jurisdiction and Venue	42
9.8	Severability	43
9.9	Assignment; Reliance of Other Parties	43
9.10	Remedies	43
9.11	Consents and Approvals	43
9.12	Definitions	43

ii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 13, 2008, by and among Cobra Green LLC, a Delaware limited liability company (the "Buyer"), Cobra Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Buyer ("Merger Sub"), and Clayton Holdings, Inc., a Delaware corporation (the "Seller").

        WHEREAS, the Board of Directors of Seller has (i) declared that it is advisable and in the best interests of Seller and Seller Stockholders for Seller to enter into this Agreement pursuant to which, subject to the terms and conditions set forth herein, Merger Sub will merge with and into Seller (the "Merger"), (ii) approved the execution, delivery and performance of this Agreement and the transactions provided for herein, including the Merger, in accordance with the Delaware General Corporation Law (the "DGCL") and upon the terms and conditions set forth herein and (iii) resolved to recommend adoption of this Agreement by the Seller Stockholders;

        WHEREAS, the sole member of Buyer and the Board of Directors of Merger Sub have each (i) approved this Agreement and declared it advisable for Buyer and Merger Sub to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL and upon the terms and conditions set forth herein;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Buyer and Merger Sub have delivered to Seller a limited guaranty (the "Limited Guaranty") of Greenfield Acquisition Partners V, L.P. (the "Guarantor"), dated as of the date hereof, a copy of which is attached hereto as Exhibit A;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Buyer and Merger Sub to enter into this Agreement, certain stockholders of Seller have entered into a voting agreement with Buyer, dated as of the date hereof, a copy of which is attached as Exhibit B hereto (the "Voting Agreement"), pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their respective shares of Seller Common Stock (as defined below) in favor of adoption of this Agreement; and

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into Seller. Seller shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and shall continue its corporate existence under the Laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

        1.2    Effective Time.    The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, that shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

        1.3    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the "Closing Date") specified by the parties, which shall be as promptly as practicable but in no event later than two (2) Business Days after the satisfaction or waiver (by the party entitled to grant such waiver) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual written agreement of the parties.

        1.4    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of Seller and Merger Sub, as provided under Section 259 of the DGCL.

        1.5    Certificate of Incorporation and Bylaws.    At the Effective Time, the Fourth Amended and Restated Certificate of Incorporation of Seller (the "Seller Charter"), as in effect immediately prior to the Effective Time, shall be amended to be identical to the Certificate of Incorporation of Merger Sub (the "Merger Sub Charter"), as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), except the name of Seller as the Surviving Corporation shall continue to be Clayton Holdings, Inc., and the provisions of the Merger Sub Charter relating to the incorporator of Merger Sub shall be omitted, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided and in accordance with the DGCL (the "Surviving Corporation Charter"). At the Effective Time, the Amended and Restated Bylaws of Seller, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the "Surviving Corporation Bylaws").

        1.6    Directors and Officers.

        (a)   From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter, the Surviving Corporation Bylaws and the DGCL.

        (b)   From and after the Effective Time, the officers of Seller (other than those that Merger Sub determines shall not remain as officers of the Surviving Corporation) at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter, the Surviving Corporation Bylaws and the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK; EXCHANGE OF SHARES

        2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Seller or capital stock of Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each share of the common stock of Merger Sub, par value $0.01 per share (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (b)    Cancellation of Certain Stock.    All shares of common stock, $0.01 par value per share, of Seller ("Seller Common Stock") that are owned by Seller as treasury stock and any shares of Seller Common Stock owned by Buyer, Merger Sub or any other wholly owned Subsidiary of Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Seller Common Stock.    Subject to Section 2.2, each share of Seller Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $6.00 per share in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Seller Common Stock, when converted as provided in this Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a "Certificate" and collectively, the "Certificates") or a book-entry share (each, a "Book-Entry Share" and collectively, the "Book-Entry Shares") representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share, as the case may be, in accordance with Section 2.2, without interest or dividends.

          (d)    Seller Stock Options and Related Matters.

            (i)  As soon as practicable following the date of this Agreement, but in any event no later than 30 days prior to the Closing Date, the Board of Directors of Seller (or, if appropriate, any committee administering the Seller Stock Option Plans) shall adopt such resolutions and take such other actions as are required to provide that each then outstanding Seller Stock Option heretofore granted under any Seller Stock Option Plan, whether or not exercisable, shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (x) the number of shares of Seller Common Stock subject to, and vested under (after giving effect to any accelerating vesting provisions), such Seller Stock Option immediately prior to the Effective Time, and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Seller Stock Option. Buyer shall cause the Surviving Corporation to make the foregoing payments to holders of Seller Stock Options on or promptly following the Closing Date. Such cash payments shall be treated as compensation and shall be net of any applicable federal or state withholding tax.

           (ii)  As soon as practicable following the date of this Agreement, but in any event no later than 30 days prior to the Closing Date, the Board of Directors of Seller (or, if appropriate, any committee administering the Seller Stock Option Plans) shall adopt such resolutions and take such other actions as are required to provide that each then outstanding Seller Restricted Stock Award (which for the avoidance of doubt shall include the Authorized Seller Restricted Stock Awards) heretofore granted under any Seller Stock Option Plan shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (x) the number of shares of Seller Common Stock subject to, and vested under (after giving effect to any accelerating vesting provisions), such Seller Restricted Stock Award immediately prior to the Effective Time, and (y) the Merger Consideration. Buyer shall cause the Surviving Corporation to make the foregoing payments to holders of Seller Restricted Stock Awards on or promptly following the Closing Date. Such cash payments shall be treated as compensation and shall be net of any applicable federal or state withholding tax.

          (iii)  As soon as practicable following the date of this Agreement, but in any event no later than 30 days prior to the Closing Date, the Board of Directors of Seller (or, if appropriate, any committee administering the Seller Stock Option Plans) shall adopt such resolutions and take such other actions (including, without limitation, adopting any plan amendments) as are required to provide that each then outstanding and vested Seller Deferred Stock Unit heretofore granted under any Seller Stock Option Plan shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (x) the number of shares of Seller Common Stock subject to, and vested under (after giving effect to any accelerating vesting provisions), such Seller Deferred Stock Unit immediately prior to the Effective Time, and (y) the Merger Consideration. Buyer shall cause the Surviving Corporation to make the foregoing payments to holders of Seller Deferred Stock Units on or promptly following the Closing Date. Such cash payments shall be treated as compensation and shall be net of any applicable federal or state withholding tax.

        All such cash payments to be paid pursuant to clauses (i) through (iii) above, the "Option Amounts."

        2.2    Exchange of Certificates.    The procedures for exchanging outstanding shares of Seller Common Stock for the Merger Consideration are as follows:

          (a)    Paying Agent.    Prior to the Effective Time, Buyer shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to Seller (the "Paying Agent"), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Seller, with such Paying Agent to act as agent for the payment or exchange, in accordance with this Article II, of the Merger Consideration to the holders of Seller Common Stock entitled thereto. At the Effective Time, Buyer shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient to make the payments contemplated by Section 2.1(c) in accordance with the procedures set forth in Section 2.2(b) (such funds, the "Exchange Fund"). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    As promptly as practicable following the Effective Time, Buyer shall cause the Paying Agent to mail to each holder of a Certificate or a Book-Entry Share, which immediately prior to the Effective Time represented outstanding Seller Common Stock, whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(h) hereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation or the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Seller Common Stock previously represented by such Certificate or such Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock that is not registered in the transfer records of Seller, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration. No interest shall be paid or accrue on any Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

          (c)    No Further Ownership Rights in Seller Common Stock.    The Merger Consideration delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time the stock transfer books of Seller shall be closed, and thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled against delivery of the Merger Consideration for each share of Seller Common Stock formerly represented by such Certificate or Book-Entry Share.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of a Certificate or a Book-Entry Share who has not previously complied with this Section 2.2 prior to the end of such six (6) month period shall thereafter look only to Surviving Corporation for payment of its claim for the Merger Consideration.

          (e)    No Liability.    To the extent permitted by applicable Law, none of Buyer, Merger Sub, Seller, the Surviving Corporation or the Paying Agent or any of their respective Subsidiaries or Affiliates shall be liable to any Person in respect of cash held in the Exchange Fund delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.

          (f)    Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to the Surviving Corporation.

          (g)    Withholding Rights.    Each of Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share, a Seller Stock Option, a Seller Restricted Stock Award or a Seller Deferred Stock Unit, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. To the extent that amounts are so withheld and paid to the applicable Governmental Authority by Buyer, the Surviving Corporation or the Paying Agent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share, Seller Stock Option, Seller Restricted Stock Award or Seller Deferred Stock Unit, as applicable, in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Paying Agent, as the case may be.

          (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (i)    Adjustments to Prevent Dilution.    If between the date of this Agreement and prior to the Effective Time, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, there is a change in the number of shares of Seller Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Seller Common Stock, then the Merger Consideration shall be correspondingly adjusted to provide the holders of the applicable shares of Seller Common Stock the same economic effect contemplated by this Agreement prior to such event; provided that nothing herein shall be construed to permit Seller to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

        2.3    Appraisal Rights.

        (a)   Notwithstanding anything in this Agreement to the contrary, any shares (the "Dissenting Shares") of the Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Seller Stockholders who, in accordance with Section 262 of the DGCL (the "Appraisal Rights Provisions"), (i) have not voted in favor of adopting this Agreement nor have, if then permitted, consented thereto in writing, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions and are entitled to appraisal rights thereunder, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the "Dissenting Stockholders"), will not be converted into the right to receive the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Seller Common Stock held by Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Sections 2.1 and 2.2.

        (b)   Seller shall give Buyer and Merger Sub prompt notice of any demands received by Seller for the exercise of appraisal rights with respect to shares of Seller Common Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Seller shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

        Except as set forth in the disclosure letter separately delivered to Seller by Buyer concurrently with the execution of this Agreement (the "Buyer Disclosure Letter"), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed with respect to any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Buyer and Merger Sub hereby jointly and severally represent and warrant to Seller as follows:

        3.1    Corporate Organization.

        (a)   Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware.

        (b)   Each of Buyer and Merger Sub has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Buyer and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Certificate of Incorporation, Bylaws or other organizational documents of Buyer and Merger Sub, copies of which have previously been made available to Seller, are true, correct, and complete copies of such documents as currently in effect.

        (c)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Merger Sub Common Stock, is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Buyer, free and clear of any claim, lien, Encumbrance or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not, and will not have incurred prior to the Effective Time, directly or indirectly, any liabilities or obligations of any nature or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        3.2    Authority.    Each of Buyer and Merger Sub has all requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been, and are, duly and validly authorized by all necessary action of each of Buyer and Merger Sub. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or similar proceedings (including shareholder action or limited partner consent) on the part of Buyer or Merger Sub are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their respective terms.

        3.3    Consents and Approvals.

        (a)   None of the execution, delivery or performance of this Agreement by Buyer and Merger Sub, the consummation by Buyer and Merger Sub of the transactions contemplated hereby or compliance by Buyer and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer and Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or Merger Sub, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance on any asset of Buyer or Merger Sub or (iv) assuming all permits, authorizations, consents and approvals contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Buyer or Merger Sub or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, violations, breaches, impositions, defaults, rights or losses that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

        (b)   The execution, delivery or performance of this Agreement by Buyer and Merger Sub, the consummation by Buyer and Merger Sub of the transactions contemplated hereby or compliance by Buyer and Merger Sub with any of the provisions hereof do not and will not require any filings, permits, authorizations, consents or approvals of any Governmental Authority, except as may be required under (i) the applicable requirements of the Exchange Act, (ii) pre-merger notification requirements under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) any such other filings, permits, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

        3.4    Broker's Fees.    Neither Buyer nor Merger Sub nor any of their respective officers, directors, employees, or agents has employed or otherwise arranged for any broker, investment banker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of Greenhill & Co., Inc. (the "Buyer's Advisor") and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be paid by Buyer.

        3.5    Legal Proceedings.    There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Buyer or Merger Sub, threatened in writing against Buyer or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of each of Buyer and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

        3.6    Available Funds.

        (a)   Section 3.6(a) of the Buyer Disclosure Letter sets forth a true, correct, and complete copy of the executed commitment letter (the "Equity Commitment Letter") pursuant to which the Guarantor has committed to invest the cash amounts set forth therein subject to the terms therein (the "Equity Financing").

        (b)   The Equity Commitment Letter is in full force and effect and is a legal, valid, binding and enforceable obligation of Buyer and the other parties thereto, and has not been withdrawn, terminated or supplemented or otherwise amended or modified in any respect. Except as set forth in the Equity Commitment Letter, there are no (i) conditions precedent to the obligation of the Guarantor to fund the full amount of the Equity Financing or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Equity Commitment Letter to which either Buyer or any of its respective Affiliates is a party that would permit the Guarantor providing the Equity Commitment Letter to reduce the total amount of the Equity Financing, or that would materially affect the availability of the Equity Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Equity Commitment Letter and, subject to the satisfaction of the conditions set forth in Section 7.2 hereof, (A) Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letter and (B) Buyer has no reason to believe, as of the date of this Agreement, that any portion of the Equity Financing to be made thereunder will otherwise not be available to Buyer or the Surviving Corporation on a timely basis to consummate the Merger and the other transactions contemplated hereby. Assuming the satisfaction of the conditions set forth in Section 7.2 hereof, the Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide Buyer and the Surviving Corporation with funds sufficient to satisfy the payment of the Merger Consideration, the Option Amounts and the payment of all associated transaction costs and expenses.

        3.7    Proxy Statement; Buyer Information.    The information relating to Buyer, Merger Sub and their respective Affiliates provided by Buyer or Merger Sub specifically for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed and at the time of the Seller Stockholders' Meeting, will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, Buyer and Merger Sub make no representation or warranty with respect to any information supplied by Seller that is contained in any of the foregoing documents.

        3.8    Limited Guaranty.    Concurrently with the execution of this Agreement, Guarantor has delivered to Seller the duly executed Limited Guaranty, which is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would, individually or in the aggregate, reasonably be expected to constitute a default on the part of Guarantor under the Limited Guaranty.

        3.9    Ownership of Seller Common Stock.    Buyer does not beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), and shall not prior to the Closing Date beneficially own, any shares of Seller Common Stock, and is not a party, and shall not prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement and the Voting Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Seller Common Stock.

        3.10    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article III, Seller acknowledges that none of Buyer or Merger Sub or any other Person on behalf of Buyer or Merger Sub makes any other express or implied representation or warranty with respect to Buyer or Merger Sub or with respect to any other information provided or made available to Seller in connection with the transactions contemplated hereby. Neither Buyer, Merger Sub nor any other Person will be subject to any liability or indemnification obligation to Seller or any other Person resulting from the distribution to Seller, or Seller's use of, any such information, including any information, documents, projections, forecasts or other material made available to Seller in certain "data rooms" or management presentations in expectation of the transaction contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Buyer, Merger Sub or any other Person from liability for fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

        Except (i) as disclosed in the Seller SEC Reports filed and publicly available prior to the date of this Agreement (other than generic disclosure in risk factors, forward-looking statements or elsewhere contained or incorporated by reference) (the "Filed Seller SEC Reports") or (ii) as set forth in the disclosure letter separately delivered to Buyer and Merger Sub by Seller concurrently with the execution of this Agreement (the "Seller Disclosure Letter"), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed with respect to any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer and Merger Sub as follows:

        4.1    Corporate Organization.

        (a)   Seller is a corporation, validly existing and in good corporate standing under the Laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller Charter and the Amended and Restated Bylaws of Seller, copies of which have previously been made available to Buyer and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

        (b)   Each of Seller's Subsidiaries is a corporation or private limited company, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of Seller's Subsidiaries has all requisite corporate power or other power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Seller's Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

        (c)   The Certificate of Incorporation and Bylaws or equivalent organizational documents of each of Seller's Subsidiaries that currently have operations, copies of which have previously been made available to Buyer and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

        4.2    Capitalization.

        (a)   The authorized capital stock of Seller consists of 150,000,000 shares of Seller Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share (the "Seller Preferred Stock"), of Seller. At the close of business on April 11, 2008, there were 22,178,287 shares of Seller Common Stock (which number includes 1,119,586 shares of Seller Common Stock subject to Seller Restricted Stock Awards) and no shares of Seller Preferred Stock issued and outstanding. There are no shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of Seller. In addition, at the close of business on April 11, 2008, there were 1,003,686 shares of Seller Common Stock reserved for issuance or otherwise issuable upon exercise of outstanding Seller Stock Options, 24,316 shares of Seller Common Stock reserved for issuance or otherwise issuable upon the conversion of outstanding Seller Deferred Stock Units and 456,400 shares of Seller Common Stock reserved and available for issuance pursuant to the Seller Stock Option Plans, such numbers of shares of Seller Common Stock subject in all cases to adjustment on the terms set forth in the Seller Stock Option Plans following the date hereof; and Seller has no shares of Seller Common Stock or Seller Preferred Stock reserved for issuance or otherwise issuable other than as described above. As of the date hereof, there are no warrants to purchase Seller Common Stock outstanding. Except as set forth in Section 4.2(a) of the Seller Disclosure Letter, since April 11, 2008, Seller: has not issued any shares of Seller Common Stock or Seller Preferred Stock other than the issuance of Seller Common Stock upon the exercise of Seller Stock Options outstanding on such date; has not granted any options, restricted stock or deferred stock units, warrants or rights or entered into any other agreements or commitments to issue any shares of Seller Common Stock or Seller Preferred Stock or derivatives of Seller Common Stock; and has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding shares of Seller Common Stock (other than those Seller Restricted Stock Awards set forth in Section 4.2(a) of the Seller Disclosure Letter (the "Authorized Seller Restricted Stock Awards")) have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. The Authorized Seller Restricted Stock Awards have been duly authorized and subject only to the approval by the Seller Stockholders of an increase of 1,024,092 shares of Seller Common Stock reserved under the Seller Stock Option Plans will be, when issued, validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. Except for the Seller Stock Option Plans (which include director and employee stock options), as reflected in Section 4.2(a) of the Seller Disclosure Letter, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of Seller or any Subsidiary of Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of Seller or any Subsidiary of Seller or obligating Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in Section 4.2(a) of the Seller Disclosure Letter, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Seller. Section 4.2(a) of the Seller Disclosure Letter sets forth (i) the name of each holder of a Seller Stock Option, (ii) the date each Seller Stock Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Seller Stock Option, (iv) the expiration date of each such Seller Stock Option, and (v) the price at which each such Seller Stock Option may be exercised. Section 4.2(a) of the Seller Disclosure Letter sets forth a complete list of the Seller Restricted Stock Awards and Seller Deferred Stock Units outstanding under the Seller Stock Option Plans. Except for the Authorized Seller Restricted Stock Awards, neither Seller nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Except as set forth in Section 4.2(a) of the Seller Disclosure Letter, there are no shares of Seller Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Seller. There are no voting trusts or other agreements or understandings to which Seller or any of its Subsidiaries is a party with respect to the voting of capital stock of Seller.

        (b)   Section 4.2(b) of the Seller Disclosure Letter lists each of Seller's Subsidiaries on the date of this Agreement and indicates for each such Subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Seller; and (ii) the jurisdiction of incorporation or organization and the legal form of such entity. Except as set forth in Section 4.2(b) of the Seller Disclosure Letter, no Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Seller held, directly or indirectly, by Seller are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by Seller free and clear of any claim, lien, Encumbrance or agreement with respect thereto. There are no voting trusts or other agreements or understandings to which Seller or any of its Subsidiaries is a party with respect to the voting of capital stock of any of Seller's Subsidiaries.

        (c)   Except for the Subsidiaries of Seller, Seller does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any Person.

        (d)   Section 4.2(d) of the Seller Disclosure Letter sets forth all outstanding indebtedness for borrowed money (including capital leases) of Seller and its Subsidiaries, other than borrowings incurred after the date of this Agreement in compliance with Section 5.1. No indebtedness of Seller or any of its Subsidiaries contains any restriction upon, or penalty with respect to, the prepayment of any indebtedness of Seller or any of its Subsidiaries.

        4.3    Authority.    Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the Seller Stockholders' Approval at a stockholders' meeting duly called and held for such purpose (the "Seller Stockholders' Meeting"), to consummate the transactions contemplated hereby. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been recommended by, and are duly and validly adopted and approved by a vote of, the Board of Directors of Seller and/or a committee of the Board of Directors of Seller. The Board of Directors of Seller has declared this Agreement advisable and has directed that this Agreement be submitted to the Seller Stockholders for adoption and approval at the Seller Stockholders' Meeting and, except for the adoption and approval of this Agreement by the Seller Stockholders and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms.

        4.4    No Violation; Required Filings and Consents.

        (a)   None of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof will (i) assuming the receipt of the Seller Stockholders' Approval, conflict with or result in any breach of any provision of the organizational documents of Seller or its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance on any asset of Seller or its Subsidiaries or (iv) assuming all permits, authorizations, consents and approvals contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, approvals, violations, breaches, impositions, defaults, rights or losses that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger or (B) have a Seller Material Adverse Effect.

        (b)   The execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof do not and will not require any filings, permits, authorizations, consents or approvals of any Governmental Authority, except as may be required under (i) the applicable requirements of the Exchange Act, (ii) pre-merger notification requirements under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) any such other filings, permits, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger or (B) have a Seller Material Adverse Effect.

        4.5    Financial Statements.    Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) (the "Seller Financial Statements") contained in the Seller SEC Reports was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of Seller and the consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments that did not and would not be material in amount or effect).

        4.6    Broker's Fees.    Neither Seller nor any of its Affiliates, officers, directors, employees, or agents has employed or otherwise arranged for any broker, investment banker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of Banc of America Securities LLC (the "Seller's Advisor") and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be payable by Seller. A true and correct copy of the engagement letter with Seller's Advisor has been delivered to Buyer and has not been subsequently, modified, waived, supplemented or amended.

        4.7    Absence of Certain Changes or Events.    Since December 31, 2007, except as disclosed in the Filed Seller SEC Reports filed prior to the date of this Agreement, (a) Seller and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices, and (b) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

        4.8    Legal Proceedings.    Except as set forth in the Filed Seller SEC Reports filed prior to the date of this Agreement or in Section 4.8 of the Seller Disclosure Letter, (a) there is no suit, claim, action, complaint, charge, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries, or any properties or assets of Seller or any of its Subsidiaries, including by way of indemnity or contribution, and (b) neither Seller nor any Subsidiary nor any of their respective properties or assets is subject to any outstanding material order, writ, judgment, injunction or decree of any Governmental Authority, and no such proceedings have had or would reasonably be expected to have a Seller Material Adverse Effect. To the Knowledge of Seller, no officer or director of Seller or its Subsidiaries is a defendant in any suit, claim, action, complaint, charge, proceeding, arbitration, mediation or investigation in connection with his or her status as an officer or director of Seller or any of its Subsidiaries, except for such non-governmental actions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. To the Knowledge of Seller, there are no SEC legal actions, audits, inquiries or investigations, other actions, audits, inquiries or investigations by any other Governmental Authority or material internal investigations currently pending or, threatened, in each case regarding any accounting or business practices of Seller or any of its Subsidiaries or any malfeasance by any director or executive officer of Seller or any of its Subsidiaries. Seller has provided Buyer with an opportunity to review true, correct and complete copies of all material correspondence with the SEC, any state attorney general's office, the Department of Justice, the Federal Bureau of Investigation and any other Governmental Authority related to any actions, audits, inquiries or investigations described in the preceding sentence.

        4.9    Reports.

        (a)   Since March 23, 2006, Seller has filed or furnished all reports, forms, registrations, statements, certifications and other documents, together with any amendments required to be made with respect thereto, that were and are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the "Seller SEC Reports"). As of their respective effective dates (in the case of Seller SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Seller SEC Reports), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Seller SEC Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to any Seller SEC Reports. None of Seller's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Seller has made available to Buyer and Merger Sub true, correct, and complete copies of (i) all material correspondence between Seller or any of its Subsidiaries, on the one hand, and the SEC, on the other hand, and (ii) all material amendments and modifications that have not been filed by Seller with the SEC to all agreements, documents and other instruments that previously had been filed by Seller with the SEC and are currently in effect. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Seller SEC Reports. To the Knowledge of Seller, none of the Seller SEC Reports is the subject of ongoing SEC review or outstanding SEC comment, and a copy of all such written disclosure and summaries of all such oral disclosures has been provided to Buyer is set forth in Section 4.9 of the Seller Disclosure Letter.

        (b)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, Seller (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of Seller by others within those entities, and (ii) has disclosed, based on its most recent evaluations, to its outside auditors and the Audit Committee of the Board of Directors of Seller (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Seller's ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller's internal controls over financial reporting.

        4.10    Absence of Undisclosed Liabilities.    Since December 31, 2007, except for those liabilities that are fully reflected or reserved against on the Seller Financial Statements, neither Seller nor any of its Subsidiaries has incurred any obligation or liability of any nature (accrued, absolute, fixed, contingent or otherwise, including as may be owing under indemnity or contribution agreements) that, either individually or in the aggregate, was, or would reasonably be expected to have, a Seller Material Adverse Effect.

        4.11    Permits; Compliance with Applicable Laws.    Seller and its Subsidiaries hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities that are required for the operation of their respective businesses (the "Seller Permits"), and there has occurred no material violation of, suspension, reconsideration, imposition of material penalties or fines, imposition of additional material conditions or requirements, material default (or event which would with or without notice or lapse of time or both reasonably be expected to result in a material default) under, or event giving rise to any right of revocation, termination, material amendment, material modification or cancellation of, with or without notice or lapse of time or both, any such Seller Permit. Except as set forth in Section 4.11 of the Seller Disclosure Letter, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof will result in the revocation, termination, amendment, modification or cancellation of, with or without notice or lapse of time or both, any Seller Permit. Seller and each of its Subsidiaries is in compliance with the terms of the Seller Permits and all applicable laws, regulations, statutes, ordinances, rules, orders, writs, judgments, injunctions, decrees, stipulations, determinations, awards or requirements of any Governmental Authority ("Laws"), except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. Except as disclosed in the Filed Seller SEC Reports or as set forth in Section 4.11 of the Seller Disclosure Letter, the businesses of Seller and its Subsidiaries are not being conducted in violation of any Law, ordinance or regulation of any Governmental Authority (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations, which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Seller Material Adverse Effect.

        4.12    Taxes and Tax Returns.

        (a)   Each of Seller and its Subsidiaries has (a) timely filed (or has caused to be timely filed on its behalf) (after taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects; and (b) timely paid (or has caused to be timely paid on its behalf) all material Taxes required to have been paid by it, except for Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. The most recent financial statements contained in the Seller SEC Reports reflect, to the Knowledge of Seller, an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Seller and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. No deficiencies for any material amount of Taxes have been proposed, asserted or assessed in writing against Seller or any of its Subsidiaries as of the date hereof, no requests for waivers of the time to assess any such material Taxes are pending and no such waivers remain open.

        (b)   Except as set forth in Section 4.12(b) of the Seller Disclosure Letter, no examination or audit of any material Tax Return of Seller or any of its Subsidiaries or any administrative or judicial proceeding in respect of any material amount of Tax is currently in progress or, to the Knowledge of Seller, threatened.

        (c)   Neither Seller nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group the common parent of which was Seller, or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

        (d)   Each of Seller and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, stockholder, or other third party, and has complied in all material respects with any applicable information reporting, filing or similar requirements with respect to any such payments.

        (e)   Neither Seller nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

        (f)    No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Seller or any of its Subsidiaries.

        (g)   Seller is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

        (h)   Neither Seller nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date.

        4.13    Employee Benefit Programs.

        (a)   Except as set forth in Section 4.13(a) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries maintains, contributes (or is obligated to contribute) or may have any liability (contingent or otherwise) with respect to any "employee pension benefit plan" (the "Seller Pension Plans"), as such term is defined in Section 3(2) of ERISA, "employee welfare benefit plan" (the "Seller Benefit Plans"), as such term is defined in Section 3(1) of ERISA, or any other stock option plan, restricted stock plan, stock purchase plan or other equity-based plan, deferred compensation plan, bonus or incentive plan, employment agreement, severance, change in control, supplemental retirement, or other employee benefit plan, contract or agreement (other than any contract or agreement on the Seller's standard forms providing for an annual base salary of less than $125,000) for any current or former employees of Seller or any of its Subsidiaries and/or their dependents, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of Seller or any of its Subsidiaries (collectively, the "Seller Other Plans").

        (b)   Seller has made available to Buyer and Merger Sub complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) most recent annual report on Form 5500 required to be filed with the IRS (if any such report was required); and (v) summary plan description.

        (c)   Except as set forth in Section 4.13(c) of the Seller Disclosure Letter, each of the Seller Pension Plans, each of the Seller Benefit Plans and each of the Seller Other Plans, which are maintained or contributed to by Seller or any of its Subsidiaries or to which Seller or its Subsidiaries is obligated to contribute, has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the

Code and all other applicable Laws, except as would not, individually or in the aggregate, have a Seller Material Adverse Effect.

        (d)   Each of the Seller Pension Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder, the trust, if any, forming a part thereof is exempt from taxation under Code Section 501(a), and to the Knowledge of Seller, no event has occurred that would adversely affect such qualification or tax exempt status.

        (e)   Seller has made all contributions to the Seller Pension Plans required thereunder.

        (f)    Except as set forth in Section 4.13(f) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries provides or has agreed to provide healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by applicable Laws).

        (g)   No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the Knowledge of Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. There is no correspondence between Seller or any Subsidiary of Seller and any Governmental Authority related to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan concerning any matter that would result in any material liability to Buyer, Seller, or any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.

        (h)   Except with respect to the agreements disclosed in Section 4.13(h) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries is a party to any (i) agreement with any stockholder, director, or employee of Seller or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director or employee; (ii) agreement or plan binding Seller or any of its Subsidiaries, including, but not limited to, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, other equity-based plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement; or (iii) any agreement, plan or other arrangement with any employee of Seller or its Subsidiaries that could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

        (i)    Each Seller Other Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the regulations and guidance promulgated thereunder.

        (j)    No Seller Pension Plan, Seller Benefit Plan or Seller Other Plan is subject to Title IV of ERISA. Neither Seller nor any ERISA Affiliate made, or was required to make, contributions to any plan subject to Title IV of ERISA during the five (5) year period ending on the last day of the most recent plan year ended prior to the Effective Time. No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk of such liability. No Seller Pension Plan, Seller Benefit Plan or Seller Other Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

        (k)   All amounts paid by Seller or any of its Subsidiaries to any of their respective "covered employees" (as such term is defined in Section 162(m) of the Code) have been deducted by Seller or its Subsidiaries, as applicable, in accordance with the provisions of Section 162(m) of the Code.

        4.14    Labor and Employment Matters.

        (a)   Seller and its Subsidiaries are in compliance with all federal, state, local and foreign Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, employment discrimination, disability rights or benefits, labor relations, health and safety, immigration, plant closures and layoffs, workers' compensation, employee leave and unemployment insurance, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those Governmental Authorities responsible for the administration of such Laws (except such non-compliance as would not reasonably be expected to have a Seller Material Adverse Effect), and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages or other amounts to any present or former employees or independent contractors for any services to Seller or its Subsidiaries. With respect of any Person who provides personal services to Seller, (i) Seller has classified each such service provider as either an "employee" or "independent contractor" in accordance with the requirements of all applicable Laws (except such misclassification as would not reasonably be expected to have a Seller Material Adverse Effect); and (ii) there are no complaints, actions, claims or proceedings pending, or to the Knowledge of Seller, threatened to be brought, by any such Person or any Governmental Authority to reclassify any such Person. To the Knowledge of Seller, there are not currently any material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller or its Subsidiaries, and no complaints or charges relating to the employment practices of Seller or its Subsidiaries have been made to any Governmental Authority or submitted in writing to Seller or its Subsidiaries.

        (b)   Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Seller nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization or any unfair labor practice charge before the National Labor Relations Board or any other Governmental Authority nor is there pending or, to the Knowledge of Seller, threatened, any labor strike, lockout or other material labor dispute involving Seller or any of its Subsidiaries.

        (c)   To the Knowledge of Seller, no employee or independent contractor of Seller or any of its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other person or entity relating to the right of such employee or independent contractor to be employed by or provide services to Seller or its Subsidiaries or in conflict with the present or proposed business activities of Seller or its Subsidiaries.

        4.15    Material Contracts.

        (a)   Except as set forth on the Seller Disclosure Letter and for this Agreement and the contracts filed as exhibits to the Seller SEC Reports, as of the date of this Agreement, none of Seller or its Subsidiaries is a party to or bound by any contract, agreement, commitment, arrangement, lease (including with respect to personal property) or other instrument ("Contract"):

            (i)  that are or would be required to be filed by Seller as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Seller on a Current Report on Form 8-K;

           (ii)  containing covenants binding upon Seller or its Subsidiaries that restrict the ability of Seller or any of its Subsidiaries to compete in any business or geographic area that, following the Merger, would apply to Buyer and its Subsidiaries;

          (iii)  which, based on current volumes and assumptions, is expected to involve the payment or receipt of more than $250,000 in fees or other amounts during the year ending December 31, 2008, or more than $500,000 in fees or other amounts over the next three (3) years of such Contract;

          (iv)  that, with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture;

           (v)  involving the acquisition from another Person, or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person which (A) was entered into after December 31, 2005 or that has not yet been consummated and which provides for aggregate consideration under such Contract (or series of related Contracts) in excess of $250,000 (other than acquisitions or dispositions of assets in the ordinary course of business), or (B) contains representations, covenants, indemnities or other obligations that would reasonably be expected to result in payments in excess of $250,000;

          (vi)  any employment, consulting or other Contract of Seller or any of its Subsidiaries with (A) any member of Seller's Board of Directors or a member of the Board of Directors of any Subsidiary of Seller, (B) any "executive officer" (as such term is defined in Rule 3b-7 of the Exchange Act) of Seller or any of its Subsidiaries or (C) any other employee of Seller or any of its Subsidiaries earning an annual salary equal to or in excess of $125,000, other than those Contracts terminable by Seller or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Seller or any of its Subsidiaries;

         (vii)  granting or obtaining any right to use any material Intellectual Property Assets (other than Contracts granting rights to use readily available commercial software having an acquisition price of less than $20,000 in the aggregate for all such related Contracts), or restricting Seller's rights, or permitting other Persons, to use or register any material Intellectual Property Assets;

        (viii)  pursuant to which Seller or any of its Subsidiaries use or hold any material real or personal property, including but not limited to, any Lease, any other leases, subleases, licenses, sublicenses or operating rights relating thereto;

          (ix)  pursuant to which any material indebtedness of Seller or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by Seller or any of its Subsidiaries of any indebtedness of any other Person (other than Seller or any of its Subsidiaries) (excluding trade payables arising in the ordinary course of business) that would be material to Seller and its Subsidiaries;

           (x)  pursuant to which Seller or its Subsidiaries currently performs mortgage loan servicing in a Securitization Transaction or a Servicing Transaction (each, a "Servicing Agreement");

          (xi)  with any professional employee organization to provide services to Seller or any of its Subsidiaries;

         (xii)  with any Affiliate;

        (xiii)  containing any standstill or similar agreement pursuant to which Seller or any of its Subsidiaries has agreed not to acquire assets or securities of another Person; or

        (xiv)  providing for indemnification by Seller or any of its Subsidiaries of any Person, except for contracts which are not material to the business as a whole or are entered into in the ordinary course.

        Each such Contract described in clauses (i) through (xiv) is referred to herein as a "Material Contract."

        (b)   (i) Each of the Material Contracts (and those contracts which would be Material Contracts but for the exception of being filed as exhibits to the Seller SEC Reports) is valid and binding on Seller or its Subsidiaries, as the case may be, and, to the Knowledge of Seller, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (ii) Seller and each of its Subsidiaries, and, to the Knowledge of Seller, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect, (iii) neither Seller nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would reasonably be expected to constitute, a default on the part of Seller or any of its Subsidiaries under any such Material Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect, and (iv) to the Knowledge of Seller, there are no events or conditions which constitute, or, after notice or lapse of time or both, would reasonably be expected to constitute a default on the part of Seller or any of its Subsidiaries or any counterparty under such Material Contract, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        4.16    Properties.

        (a)   Neither Seller nor any of its Subsidiaries owns any real property. Section 4.16(a) of the Seller Disclosure Letter lists all real property leased or subleased to or by Seller or any of its Subsidiaries. Seller has made available to Buyer and Merger Sub true, correct, and complete copies of the leases and subleases together with all material related agreements (such as guaranties and non-disturbance agreements) to which Seller or a Subsidiary is a party (each as amended to date, the "Leases") of the properties listed in Section 4.16(a) of the Seller Disclosure Letter. With respect to any lease of real property that has been terminated, Seller and its Subsidiaries that were a party to any such lease have no financial or material non-financial continuing obligations or liabilities thereunder. With respect to each such Lease of the properties listed in Section 4.16(a) of the Seller Disclosure Letter:

            (i)  the Lease is a valid, binding and enforceable obligation of Seller or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity;

           (ii)  neither Seller nor any of its Subsidiaries, nor to the Knowledge of Seller, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by Seller or any of its Subsidiaries, or to the Knowledge of Seller, any other party under such Lease, except as would not, individually or in the aggregate, have a Seller Material Adverse Effect or otherwise prevent or materially delay performance by Seller of its obligations under this Agreement or consummation of the Merger;

          (iii)  neither Seller nor any of its Subsidiaries, nor to the Knowledge of Seller, any other party, is in breach or violation of, or default under any monetary obligation or requirement to pay rent or additional rent or any other amounts owing under any such Lease, such as any leasing brokerage commissions or payments due in connection with any Lease Dispute (as defined below), and no event has occurred, is pending or, to the Knowledge of Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default of such obligation by Seller or any of its Subsidiaries, or to the Knowledge of Seller, any other party under such Lease;

          (iv)  Seller's and its Subsidiaries' possession and quiet enjoyment of any property subject to such Lease has not been disturbed in any material respect;

           (v)  any landlord and tenant improvement work, alterations, improvements, or other renovations or modifications to any portion of the demised premises required or contemplated to be performed under the terms of such Lease has been completed and paid for to date by the party responsible therefor;

          (vi)  Seller and its Subsidiaries have not received any notice of any, and to the Knowledge of Seller and its Subsidiaries, there are no, claims, demands, civil or criminal actions (including enforcement proceedings initiated by any government agency), penalties, suits, proceedings, appeals, litigation, or any other disputes existing, pending, alleged or threatened by any party to such Lease, or any third party, relating to or affecting such Lease or the demised premises which is the subject thereof ("Lease Disputes") which have not already been disclosed to Buyer and would materially impair the conduct of Seller's business as it is currently conducted thereon;

         (vii)  the current monthly amounts of base rent, additional rent and any security deposit paid by Seller and its Subsidiaries pursuant to the terms of such Lease, or any other amounts required to be paid thereunder, are the amounts set forth in the copy of such Lease provided to Buyer;

        (viii)  neither Seller nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold estate which is the subject of such Lease; and

          (ix)  each Lease is in full force and effect and Seller and its Subsidiaries each have a valid leasehold estate in the real property subject to the terms of each Lease and in each case there are no Encumbrances, easements, covenants or other restrictions applicable to the real property subject to such Lease, except for recorded easements, covenants and other restrictions, which do not, individually or in the aggregate, materially impair the current uses, value or the occupancy by Seller or its Subsidiaries, as the case may be, of the property subject thereto.

        (b)   To the Knowledge of Seller and except as set forth in Section 4.16(b) of the Seller Disclosure Letter, Seller and its Subsidiaries own good and valid title, free and clear of all Encumbrances to all personal property and other non-real estate assets, in all cases excluding Intellectual Property Assets, necessary to or used in the conduct the business of Seller as currently conducted, except for (i) Encumbrances reflected in the Seller Financial Statements, (ii) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the present and intended use of the assets subject thereto or affected thereby, and (iii) Encumbrances for current Taxes not yet due and payable and for which appropriate reserves have been established. Seller and its Subsidiaries, as lessees, have a valid leasehold interest in and the right under valid and subsisting leases to use, possess and control all personal property leased by Seller or its Subsidiaries as now used, possessed and controlled by Seller or its Subsidiaries, as applicable.

        4.17    Environmental Liability.    There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Seller or any of its Subsidiaries of any liability, penalty, obligation or other enforcement action arising under common law or under any foreign, local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries, which liability, penalty, obligation or other enforcement action would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. There is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability, penalty, obligation or other enforcement action that would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Neither Seller nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability, penalty, obligation or other enforcement action with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

        4.18    State Takeover Laws.    The Board of Directors of Seller and/or a committee of the Board of Directors of Seller has approved this Agreement and taken all other requisite action such that the restrictions of Section 203 of the DGCL will not apply to the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby, subject to the accuracy of the representations and warranties set forth in Section 3.9 hereof. No other antitakeover Laws of any Governmental Authority are applicable to the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby.

        4.19    Intellectual Property.

        (a)   Section 4.19(a) of the Seller Disclosure Letter contains a complete and accurate list of all Patents owned by Seller ("Seller Patents"), registered and applied-for Marks owned by Seller ("Seller Marks") and registered and applied-for Copyrights owned by Seller ("Seller Copyrights").

        (b)   Except as set forth in Section 4.19(b) of the Seller Disclosure Letter:

            (i)  Seller is the sole and exclusive beneficial and record owner of the Seller Intellectual Property Assets listed on Section 4.19(a) of the Seller Disclosure Letter, free and clear of all Encumbrances, and all such Seller Intellectual Property Assets are, to the Knowledge of Seller, valid and enforceable;

           (ii)  all Seller Patents, Seller Marks and Seller Copyrights that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that Seller has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

          (iii)  as of the date hereof, there are no pending, or, to the Knowledge of Seller, threatened material claims against Seller alleging that the operation of Seller's Business or any of the Seller Intellectual Property Assets infringes or otherwise violates the rights of others under any Intellectual Property Assets ("Third Party Rights");

          (iv)  neither the operation of the Seller's Business nor any Seller Intellectual Property Asset infringes, misappropriates or otherwise violates any Third Party Rights, other than Third Party Rights under any Patent, and to the Knowledge of Seller, neither the operation of the Seller's Business nor any Seller Intellectual Property Asset infringes or otherwise violates any Third Party Rights under any Patent and to the Knowledge of Seller there are no Third Party Rights under any Patent that could reasonably be expected to form the basis for such a claim;

           (v)  with respect to Intellectual Property Assets (A) purported to be owned by Seller, Seller owns such Intellectual Property Assets, and (B), licensed to the Seller by a third party (other than commercial off the shelf software which is made available for a total cost of less than $2,000) such Seller Intellectual Property Assets are the subject of a valid written license or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Encumbrances;

          (vi)  Seller has not received any written communications alleging that any of the Seller Intellectual Property Assets is invalid or unenforceable;

         (vii)  no current or former employee or consultant of Seller owns, or after giving effect to the transactions contemplated hereby will own, any rights in or to any of the Seller Intellectual Property Assets or any of the Intellectual Property Assets used or held for use by Seller in Seller's Business;

        (viii)  to the Knowledge of Seller, there is no infringement or other violation by a third party of any of the Seller Intellectual Property Assets, and as of the date hereof, there are no such claims asserted or threatened against any third party by Seller or, to the Knowledge of Seller, any other Person; and

          (ix)  Seller has taken reasonable security measures to protect the confidentiality of all Trade Secrets owned by Seller and used by Seller in the operation of Seller's Business (the "Seller Trade Secrets").

        (c)   For purposes of this Agreement,

            (i)  "Intellectual Property Assets" means all intellectual property rights of any kind or nature, including all U.S. and foreign:

            (A)  patents and patent applications (collectively, "Patents");

            (B)  trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, "Marks");

            (C)  copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, "Copyrights");

            (D)  rights under applicable U.S. state trade secret Laws as are applicable to know-how and confidential information (collectively, "Trade Secrets"); and

            (E)  rights to personal information.

           (ii)  "Seller's Business" means the business of Seller as currently conducted by Seller.

          (iii)  "Seller Intellectual Property Assets" means all Intellectual Property Assets owned by Seller and used or held for use by Seller in the Seller's Business. "Seller Intellectual Property Assets" includes, without limitation, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

        4.20    Insurance.    Seller has made available to Buyer true and accurate copies, as of the date of this Agreement, of each material insurance policy issued in favor of Seller or one or more of its Subsidiaries. With respect to each such insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (i) each such policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Seller nor any of its Subsidiaries is in breach or default, and neither Seller nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would reasonably be expected to constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of Seller, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any policy.

        4.21    Servicing.

        (a)   To the Knowledge of Seller, Seller and its Subsidiaries are in compliance in all material respects with all Applicable Requirements and Servicing Agreements, except for possible violations which, individually or in the aggregate, do not have a Seller Material Adverse Effect.

        (b)   Since August 1, 2005, no Governmental Authority, investor or Insurer has provided written notice to Seller or any Subsidiary claiming that Seller or any of its Subsidiaries has violated, breached or not complied in any material respects with Applicable Requirements in connection with Seller's or any of its Subsidiaries' servicing activities.

        (c)   Seller has not received written notice of any pending or threatened cancellation or partial termination of any Servicing Agreement. Each Servicing Agreement is a valid and binding obligation of Seller, is in full force and is enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

        4.22    Opinion of Financial Advisor.    The Board of Directors of Seller has received the opinion of Banc of America Securities LLC, dated the date of this Agreement, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock. A true, correct and complete copy of such opinion will be delivered to Buyer solely for informational purposes after receipt thereof by Seller.

        4.23    Proxy Statement; Seller Information.    The Proxy Statement, at the time the Proxy Statement is first mailed to Seller Stockholders and at the time of the Seller Stockholders' Meeting, will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation or warranty is made by Seller with respect to information supplied in writing by Buyer or Merger Sub or any Affiliate of Buyer or Merger Sub specifically for inclusion therein. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

        4.24    Required Vote of Seller Stockholders.    The approval and adoption of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote on such matter (the "Seller Stockholders' Approval") at the Seller Stockholders' Meeting is the only vote of the holders of outstanding securities of Seller required by the Seller Charter, the Amended and Restated Bylaws of Seller, the DGCL, other applicable Law to adopt this Agreement and approve and complete the Merger.

        4.25    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, each of Buyer and Merger Sub acknowledges that neither Seller nor any Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller or any of its Subsidiaries or with respect to any other information provided or made available to any of Buyer or Merger Sub or their Affiliates in connection with the transactions contemplated by this Agreement. Neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to any of Buyer or Merger Sub or any other Person resulting from the distribution to Buyer or Merger Sub, or Buyer's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer or Merger Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article IV. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Seller or any other Person from liability for fraud.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business Pending the Effective Time.    At all times from the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law, as set forth in Section 5.1 of the Seller Disclosure Letter or as contemplated elsewhere in this Agreement, Seller shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and in compliance in all material respects with all applicable Laws, and Seller shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to preserve substantially intact its business organizations and goodwill and keep available the services of its officers and key employees and preserve the relationships with those Persons having business dealings with Seller. Furthermore, Seller agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions) (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Seller Disclosure Letter, or to the extent Buyer shall consent in writing, which consent shall not be unreasonably withheld):

          (a)   amend the Seller Charter or the Amended and Restated Bylaws of Seller, and shall cause each of its Subsidiaries not to amend its equivalent organizational documents;

          (b)   (i) issue any shares of its capital stock (except pursuant to the exercise of the Seller Stock Options or the conversion of Seller Deferred Stock Units, in each case outstanding as of the date of this Agreement and set forth on Section 4.2(a) of the Seller Disclosure Letter), or effect any share split, share combination, reverse share split, share dividend, recapitalization or other similar transaction, or (ii) except with respect to grants of Seller Stock Options or Seller Restricted Stock Awards to new hires or promoted employees in the ordinary course of business and consistent with past practice or to existing employees as a retention bonus, not to exceed the number of Seller Stock Options or Seller Restricted Stock Awards representing the right to acquire 100,000 shares of Seller Common Stock in the aggregate, or with respect to Seller Deferred Stock Units awarded to non-employee directors of Seller in the ordinary course of business and consistent with Seller's past practice under the Seller Stock Option Plans pursuant to Seller's existing Amended and Restated Non-Employee Directors' Compensation Plan as in effect on the date hereof, grant, confer or award any option, right, warrant, deferred stock unit, conversion right or any other right or instrument, the value of which is determined in whole or in part by reference to the market price or value of shares of Seller Common Stock, not existing on the date hereof to acquire any of its shares of capital stock (whether or not pursuant to existing Seller Stock Option Plans);

          (c)   (i) increase any compensation or enter into or amend any employment or severance agreement with any employees; (ii) grant any bonuses to any of its employees (including without limitation, grants of bonuses to new hires); or (iii) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect; provided that such actions may be taken (x) to the extent required under existing plans, agreements, or arrangements as set forth in Section 5.1(c) of the Seller Disclosure Letter, (y) as required by Law, or (z), with respect to clauses (i) and (ii) only, other than with respect to any Key Employee, "executive officer" (as such term is defined in Rule 3b-7 of the Exchange Act) or director, in the ordinary course of business and consistent with Seller's past practice so long as not material in the aggregate.

          (d)   (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any shares of Seller Common Stock or allow any of Seller's Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly owned Subsidiary of Seller to another wholly-owned Subsidiary of Seller or to Seller), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of Seller's shares of capital stock or any equity interest of any of Seller Subsidiaries, or make any commitment for any such action other than in connection with (A) the acquisition of Seller Common Stock from holders of Seller Stock Options in full or partial payment of the exercise price payable by such holders upon exercise of Seller Stock Options outstanding as of the date of this Agreement, and (B) tax withholdings upon the exercise of Seller Stock Options or the lapse of restriction of Seller Restricted Stock Awards;

          (e)   (i) sell, lease, license, sublease or sublicense, or otherwise dispose of or permit to lapse any rights to any material assets or properties or any of the capital stock of or other equity interests in any of its Subsidiaries, (ii) mortgage or pledge any of its property or assets or subject any such property or assets to any security interest, or (iii) disclose to any Person, other than representatives of Buyer, any Trade Secrets, other than, in the case of (i), in the ordinary course of business consistent with past practice or in accordance with the Contracts existing on the date hereof and set forth in Section 5.1(e) of the Seller Disclosure Letter;

          (f)    (i) other than in the ordinary course of business consistent with Seller's past practice or Contracts set forth on Section 5.1(f) of the Seller Disclosure Letter, enter into a Contract that would be a Material Contract (if it existed as of the date of this Agreement) or (ii) amend, modify or terminate any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

          (g)   (i) except as set forth on Section 5.1(g) of the Seller Disclosure Letter, make or commit to make capital expenditures or (ii) enter into any new line of business outside of its existing general industry or pursuant to the strategic transaction set forth on Section 5.1(g) of the Seller Disclosure Letter;

          (h)   merge with, enter into a consolidation with or acquire an interest in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any assets other than in the ordinary course of business consistent with past practice;

          (i)    create, incur or assume any indebtedness for borrowed money (including, without limitation, refinancing or modifying any existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (i) for short-term indebtedness incurred in the ordinary course of business and consistent with past practice not exceeding $1,500,000 in the aggregate, (ii) for any capital lease not exceeding $250,000 in the aggregate, (iii) for any indebtedness solely involving Seller and/or direct or indirect wholly owned Subsidiaries, or (iv) as required by existing contracts;

          (j)    make or change any material Tax election, file any material amended Tax Return, adopt or change any material method of accounting for Tax purposes, amend any material Tax Return, claim any material Tax refund or credit, including in respect of a carry-back of losses, with respect to a taxable period for which an IRS Form 1120 (or similar annual Tax Return under state or local law) has previously been filed, settle any material Tax claim, assessment or other proceeding, or enter into any closing agreement;

          (k)   make any material change to its methods, principles or practices of accounting currently in effect, except (i) as required by GAAP, Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

          (l)    settle, agree to settle or compromise any litigation, suit, action, claim, proceeding or investigation (whether or not commenced prior to the date of this Agreement and including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than settlements, compromises or agreements that involve only the payment of monetary damages not exceeding $250,000 individually or $750,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, Seller or any of its Subsidiaries;

          (m)  enter into or amend or otherwise modify any agreement or arrangement with Persons that are Affiliates or, as of the date of this Agreement, are officers or directors of Seller;

          (n)   except as required by applicable Law, enter into, materially amend or extend any collective bargaining or other labor agreement;

          (o)   enter into any agreement, understanding or arrangement with respect to the voting or registration of the capital stock of Seller or any of its Subsidiaries;

          (p)   fail to use commercially reasonable efforts to keep in force its current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of Seller and its Subsidiaries;

          (q)   take any action to render inapplicable, or to exempt any third party from, the provisions of any antitakeover Laws of any Governmental Authority;

          (r)   except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller or any of its Subsidiaries; and

          (s)   agree in writing or otherwise to take any action inconsistent with any of the foregoing.

        5.2    Notice of Changes.    Seller and each of Buyer and Merger Sub shall promptly give written notice to the other parties upon becoming aware of any event, development, change, or occurrence having a Seller Material Adverse Effect or Buyer Material Adverse Effect, respectively, or which it believes would reasonably be likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein or a failure of any condition to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Proxy Statement.

        (a)   As promptly as practicable (and in any event within 15 Business Days) after the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement relating to the Seller Stockholders' Meeting to be held to consider the adoption and approval of this Agreement. Seller shall use commercially reasonable efforts to cause the Proxy Statement to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement. Buyer and Merger Sub shall furnish to Seller all information concerning themselves as Seller may reasonably request in connection with the preparation of the Proxy Statement or which may be required under applicable Law. Seller shall promptly notify Buyer and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Buyer and Merger Sub prior to responding to any such comments or requests or filing any amendment or supplement to the Proxy Statement, and shall provide Buyer and Merger Sub with copies of all correspondence between Seller and its Representatives on the one hand and the SEC and its staff on the other hand. Seller will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Seller Stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC (or expiration of applicable period for comments). If Seller, Buyer or Merger Sub become aware of any information relating to Seller, Buyer, Merger Sub or any of their respective Affiliates, directors or officers that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then the party that discovers such information shall promptly notify the other party thereof and shall cooperate with Seller in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Seller Stockholders.

        (b)   Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide Buyer a reasonable opportunity to review and comment on such document or response and shall discuss with the other party and include in such document or response, comments reasonably and promptly proposed by the other party.

        6.2    Seller Stockholders' Meeting.

        (a)   Seller shall take all action necessary to call, give notice of, convene and hold the Seller Stockholders' Meeting in accordance with applicable Laws, the Seller Charter and the Amended and Restated Bylaws of Seller in order to consider and vote on a proposal to adopt and approve this Agreement. The Seller Stockholders' Meeting shall be held on a date selected by Seller in consultation with Buyer no later than 25 Business Days following the earliest of the date on which the SEC staff advises Seller that it has no further comments on the Proxy Statement (or that the SEC staff advises that it is not reviewing the Proxy Statement) or that Seller may commence mailing the Proxy Statement.

        (b)   Subject to the provisions of Section 6.4 hereof, (i) the Board of Directors of Seller shall recommend that the Seller Stockholders adopt and approve this Agreement and the transactions contemplated hereby (the "Seller Recommendation"), (ii) Seller shall include such Seller Recommendation in the Proxy Statement, (iii) Seller shall use its commercially reasonable efforts to solicit or cause to be solicited from the Seller Stockholders proxies in favor of adoption and approval of this Agreement and (iv) the Board of Directors of Seller shall publicly reaffirm the Seller Recommendation within five (5) calendar days after any such written request by Buyer, provided however, that Buyer may not make such a request on more than two (2) occasions with respect to any particular Acquisition Proposal or material amendment thereto which increases the per share consideration for Seller Common Stock in such Acquisition Proposal.

        6.3    Third Party Consents and Regulatory Approvals.

        (a)   Subject to the terms and conditions hereof, Seller and Buyer shall use their commercially reasonable efforts to:

            (i)  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including, without limitation, the Merger) as promptly as practicable;

           (ii)  as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger);

          (iii)  as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law; and

          (iv)  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement (including, without limitation, the Merger).

Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, considering in good faith reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective commercially reasonable efforts to furnish to each other, upon reasonable request, all information reasonably necessary or advisable in connection with any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. As promptly as practicable after the date of this Agreement (and in any event within fifteen (15) Business Days), Buyer and Merger Sub shall furnish, and shall cause their respective Affiliates to furnish, all information required by Law to be included in applications required to be made by Seller in connection with the Material Servicing Permits, which may include but may not be limited to the information set forth on Section 6.3(a) of the Seller Disclosure Letter. For the avoidance of doubt, Buyer and Seller agree that nothing contained in this Section 6.3(a) shall modify or affect their respective rights and responsibilities under Section 6.3(b).

        (b)   Subject to the terms hereof, Buyer and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer shall pay all filing and related fees in connection with any such filings that must be made by any of the parties under the Antitrust Laws.

        (c)   Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Seller Disclosure Letter or the Buyer Disclosure Letter, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither Seller nor Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.3(c).

        (d)   Subject to applicable Law and as required by any Governmental Authority, Seller and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Section 6.3, including promptly furnishing the other with copies of notices or other material communications received by Buyer or Seller, as the case may be, or any of its Subsidiaries, from any third party and/or Governmental Authority with respect to the Merger and the other transactions contemplated hereby. Neither Seller nor Buyer shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.

        (e)   Nothing in this Agreement shall obligate Buyer, Merger Sub or any of their respective Affiliates to agree (i) to limit in any material respect or not to exercise any rights of ownership of any securities (including Seller Common Stock), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of Seller or any of its Subsidiaries or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of Seller and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of Seller and its Subsidiaries.

        6.4    No Solicitation.

        (a)   Upon execution of this Agreement, Seller shall and shall cause its Subsidiaries and Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal. Seller agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.4(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring Seller or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

        (b)   Except as authorized or permitted in this Section 6.4, Seller shall not, and shall cause its Subsidiaries and its Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in or knowingly facilitate any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Buyer or Merger Sub) in connection with any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (iii) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

        (c)   Notwithstanding the limitations set forth in Section 6.4(b), if from the date hereof and prior to the receipt of the Seller Stockholders' Approval, (i) Seller has not breached this Section 6.4 and (ii) Seller or its Representatives receive any bona fide written Acquisition Proposal that the Board of Directors of Seller determines in good faith, after consultation with Seller's outside legal counsel and financial advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and the Board of Directors of Seller determines in good faith, after consultation with Seller's outside legal counsel, that the failure to participate in such negotiations or discussion or to furnish such information or data to such third party would be inconsistent with the Seller Board of Directors' fiduciary duties under applicable Law, Seller may take the following actions: (A) furnish information to the third party making such Acquisition Proposal (a "Qualified Bidder"), provided (x) Seller receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement) and (y) Seller promptly provides or makes available to Buyer any non-public information concerning Seller or its Subsidiaries provided or made available to such Qualified Bidder which was not previously provided or made available to Buyer, and

(B) engage in discussions or negotiations with the Qualified Bidder and its representatives with respect to the Acquisition Proposal.

        (d)   Except as otherwise provided in Section 6.4(e), neither the Board of Directors of Seller nor any committee of the Board of Directors of Seller may withdraw, amend, change or publicly propose to withdraw, amend or change in a manner adverse to Buyer the Seller Recommendation or knowingly make any public statement inconsistent with such Seller Recommendation, or propose publicly to approve, adopt or recommend any Acquisition Proposal (an "Adverse Recommendation Change").

        (e)   Notwithstanding Section 6.4(d), if at any time prior to the receipt of the Seller Stockholders' Approval, Seller receives an Acquisition Proposal that the Board of Directors of Seller concludes in good faith, after consultation with Seller's outside legal counsel and financial advisors, constitutes a Superior Proposal, the Board of Directors of Seller may (i) effect an Adverse Recommendation Change, and/or (ii) enter into a definitive agreement with respect to such Superior Proposal (an "Acquisition Agreement") and terminate this Agreement in accordance with Section 8.1(h); provided, however that Seller shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless in advance of or concurrently with such termination Seller pays the Termination Amount pursuant to Section 8.3(a)(iv); provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fourth (4th) Business Day following Buyer's receipt of written notice from Seller that the Board of Directors of Seller and/or a committee of the Board of Directors of Seller is prepared to take such action (which notice will specify the material terms of the applicable Acquisition Proposal) (the "Subsequent Determination Notice"), and (B) at the end of such period, the Board of Directors of Seller and/or a committee of the Board of Directors of Seller determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Buyer and after consultation with Seller's outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such four (4) Business Day period, Buyer shall be entitled to deliver to Seller one or more counterproposals to such Acquisition Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), Seller shall be required to deliver a new Subsequent Determination Notice to Buyer and to again comply with the requirements of this Section 6.4(e) with respect to such new Subsequent Determination Notice.

        (f)    Seller agrees that, without limiting any of the foregoing, any violations of the restrictions set forth in this Section 6.4 by any of its Representatives that either (i) result in an Acquisition Proposal or (ii) adversely affect the interests of Buyer under this Section 6.4 (other than in an immaterial manner) shall be deemed to be a material breach of this Agreement (including this Section 6.4) by Seller.

        (g)   From and after the execution of this Agreement, Seller shall notify Buyer promptly (but in any event within 24 hours) of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal (including a summary of the material terms and conditions thereof, including price, and the identity of the Person making any Acquisition Proposal).

        (h)   Nothing in this Section 6.4 shall prohibit Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Board of Directors of Seller and/or a committee of the Board of Directors of Seller, after consultation with Seller's outside legal counsel, that failing to take such action would be inconsistent with its obligations under applicable Law; provided, however, that to the extent permissible under applicable Law, such action will be taken in compliance with Section 6.4(e) and if such disclosure has the substantive effect of withdrawing or adversely modifying the Seller Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change.

        (i)    For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal (with all references to "15%" in the definition of Acquisition Proposal being treated as references to "50%" for these purposes) made by a third party that the Board of Directors of Seller and/or a committee of the Board of Directors of Seller determines in good faith, after consultation with Seller's outside legal counsel and financial advisor, to be more favorable from a financial point of view to the Seller Stockholders than the Merger, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal including, without limitation, the likelihood of consummation including, but not limited to, the availability of fully committed financing and the Seller's remedies in the event that the financing is not available.

        (j)    For purposes of this Agreement, "Acquisition Proposal" means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Seller or its Subsidiaries, (ii) a sale, lease exchange, mortgage, pledge, transfer or other acquisition of 15% or more of the assets of Seller and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Seller; provided, however, that the term "Acquisition Proposal" shall not include the Merger or the other transactions contemplated by this Agreement.

        6.5    Access to Information.

        (a)   Upon reasonable prior notice to the executive officer or other Person designated by Seller and subject to applicable Laws relating to the exchange of information, Seller, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Buyer, reasonable access, during normal business hours during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws). Seller also shall provide Buyer with reasonable access to Seller's officers, employees and agents. Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would materially interfere with the conduct of its business, contravene any Law or binding agreement entered into prior to the date of this Agreement, or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. If any access or disclosure of information is not provided by Seller pursuant to the preceding sentence, then Seller shall inform Buyer that access and disclosure is not being so provided, and Seller and its Subsidiaries will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)   Any and all information furnished by one party to the other party or its Representatives under this Agreement shall, (i) in the case of any such information provided by Seller or any of its Representatives to Buyer, Merger Sub or any of their respective Representatives, be kept confidential by Buyer, Merger Sub and their respective Representatives in accordance with the terms of the Confidentiality Agreement and (ii) in the case of any information provided by Buyer, Merger Sub or any of their respective Representatives to Seller or its Representatives, be kept confidential by Seller and its Representatives to the same extent that Buyer or its Representatives are required to keep Evaluation Material (as defined in the Confidentiality Agreement) confidential pursuant to the terms of the Confidentiality Agreement, and in each case all such information shall not affect or be deemed to modify any representation or warranty made by Seller, Buyer or Merger Sub in this Agreement.

        6.6    Employment and Benefit Matters.

        (a)   Provision of Benefits.    For the 12-month period commencing on the Closing Date, Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide base salary, cash-based incentives and benefits (other than equity-based incentive plans, programs, agreements or arrangements or any severance, pension or retiree welfare benefits) for the employees of Seller or any Subsidiary of Seller who remain employed after the Effective Time (collectively, the "Seller Employees") at levels that are substantially comparable in the aggregate to those in effect for the Seller Employees on the date hereof. Buyer shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Seller Employees with Seller or any Subsidiary of Seller attributable to any period before the Effective Time as service rendered to Buyer or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation but excluding benefit accrual under any defined benefit plan of Buyer. Without limiting the foregoing, Buyer shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Buyer to be waived with respect to the Seller Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Seller Employees participated immediately prior to the Closing Date, and any deductibles paid by the Seller Employees under any of Seller's or its Subsidiaries' health plans in the plan year in which the Closing Date occurs shall be credited towards deductibles under the health plans of Buyer or any Subsidiary of Buyer. Except with respect to employees who have entered into employment agreements with Seller or its Subsidiaries, and subject to Section 6.6(d) hereof, the Seller Employees who remain employed after the Effective Time shall be considered to be employed by the Surviving Corporation "at will" and nothing shall be construed to limit the ability of Buyer or the Surviving Corporation to terminate the employment of any such Seller Employee at any time.

        (b)   Continuation of Plans.    Subject to Section 6.6(a) hereof, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Seller.

        (c)   Existing Compensation Agreements.    Buyer shall cause the Surviving Corporation to honor, in accordance with their terms, the compensation agreements listed in Section 6.6(c) of the Seller Disclosure Letter.

        (d)   Continuation of Employment.    No provision of this Section 6.6 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any Subsidiary of Seller in respect of continued employment (or resumed employment) with Buyer, the Surviving Corporation or any of Buyer's Subsidiaries, and no provision of this Section 6.6 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by Buyer or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Buyer or any of its Subsidiaries.

        6.7    Directors' and Officers' Indemnification and Insurance.

        (a)   Buyer and Merger Sub agree that all rights to indemnification, advancement of expenses or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Seller and its Subsidiaries provided for in the respective organizational documents, in effect as of the date hereof, shall continue in full force and effect for a period of six (6) years after the Effective Time with respect to omissions or actions prior to the Effective Time. During such period, Buyer shall not amend, repeal or otherwise modify such provisions for indemnification or advances of expenses in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary or agent of Seller and its Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until disposition of any and all such claims.

        (b)   From and after the Effective Time, Buyer and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary or agent of Seller and its Subsidiaries and their respective heirs and representatives and each such person who served at the request of Seller or any Seller Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as directors, officers, employees, fiduciaries or agents, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Buyer and the Surviving Corporation, as the case may be, shall pay, in advance of the final disposition thereof, the fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to Buyer and the Surviving Corporation, as the case may be, promptly after statements therefor are received; provided, however, that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single claim, action, suit, proceeding or investigation, unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest that would make such joint representation inappropriate, and (ii) Seller or Buyer and the Surviving Corporation, as the case may be, shall cooperate in the defense of any such matter, provided, however, that none of Seller, Buyer or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The advancement of any amounts to be paid in respect of legal and other fees and expenses pursuant to this Section 6.7(b) shall be subject to an undertaking of the recipient to repay such advances if it is ultimately determined that such Person is not entitled to indemnification from the Surviving Corporation.

        (c)   At or prior to the Effective Time, Seller shall purchase a "tail" directors' and officers' liability insurance policy (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by Seller, so long as the aggregate cost is less than the amount set forth in Section 6.7(c) of the Seller Disclosure Letter. In the event that such amount is insufficient for such coverage, Seller may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Buyer shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

        (d)   The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies and any such indemnitees' heirs or representatives, shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).

        (e)   In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

        (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to Seller or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not in priority to or in substitution for any such claims under any such policies, and that, for avoidance of doubt, neither Buyer nor the Surviving Corporation shall be required to make any payments for such claims that are actually covered by such policies (unless such payments would be reimbursable by such insurers if and once any such claim is actually covered by such policies).

        6.8    Publicity.    Buyer, Merger Sub and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the party required to issue the press release or make the public statement shall use its commercially reasonable efforts to allow each party reasonable time to comment on such press release or public statement in advance of such issuance, it being understood that the final form and content of any such press release or public statement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 6.8 shall not apply to any press release or public statement made or proposed to be made by Seller pursuant to and in compliance with Section 6.4. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        6.9    Rule 16b-3.    Prior to the Effective Time, Seller shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Seller equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        6.10    Stockholder Litigation.    Seller shall give Buyer and Merger Sub the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against Seller or its directors or officers relating to the Merger or any other transactions contemplated hereby.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

          (a)   Seller Stockholders' Approval.    The Seller Stockholders' Approval shall have been obtained.

          (b)   Other Approvals.    (i) Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted and (ii) any other material approvals, authorizations and consents of any Governmental Authority required to consummate the Merger set forth on Section 7.1(b) of the Buyer Disclosure Letter and Seller Disclosure Letter, as applicable, shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

          (c)   No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, or makes illegal consummation of the Merger.

        7.2    Conditions to the Obligations of Buyer and Merger Sub.    The obligation of Buyer and Merger Sub to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

          (a)   Representations and Warranties.    Each of the representations and warranties of Seller contained in this Agreement (other than the representations and warranties of Seller set forth in Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.6 (Broker's Fees), Section 4.18 (State Takeover Laws) and Section 4.24 (Required Vote of Seller Stockholders)) shall be true and correct (without giving effect to any limitation as to "materiality" or "Seller Material Adverse Effect" or similar terms set forth therein) both when made and at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for changes expressly permitted by this Agreement or where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Seller Material Adverse Effect. The representations and warranties of Seller set forth in Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.6 (Broker's Fees), Section 4.18 (State Takeover Laws) and Section 4.24 (Required Vote of Seller Stockholders) shall be true and correct in all respects (except in the case of Section 4.2(a) for such inaccuracies as are immaterial in the aggregate). Buyer and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

          (b)   Performance of Obligations of Seller.    Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

          (c)   No Seller Material Adverse Effect.    Between the date of this Agreement and the Closing Date, there shall not exist or have occurred any event or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and Buyer and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

          (d)   Appraisal Rights.    No more than 10% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

          (e)   Material Servicing Permits.    All filings, permits, authorizations, consents or approvals related to the origination, ownership or servicing of Loans that are required as a consequence of the transactions contemplated herein set forth on Section 7.2(e) of the Seller Disclosure Letter (the "Material Servicing Permits") shall have been made or obtained.

        7.3    Conditions to the Obligations of Seller.    The obligation of Seller to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

          (a)   Representations and Warranties.    Each of the representations and warranties of Buyer and Merger Sub contained in this Agreement (other than the representations and warranties of Buyer and Merger Sub set forth in Section 3.2 (Authority)) shall be true and correct (without giving effect to any limitation as to "materiality" or "Buyer Material Adverse Effect" or similar terms set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for changes permitted by this Agreement or where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect. The representations and warranties of Buyer and Merger Sub set forth in Section 3.2 (Authority) shall be true and correct in all respects. Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer and Merger Sub to such effect (the "Buyer's Closing Certificate").

          (b)   Performance of Obligations of Buyer and Merger Sub.    Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer and Merger Sub to such effect.

        7.4    Frustration of Closing Conditions.    Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to perform any of its obligations under this Agreement, including the obligation to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholders' Approval (with any termination by Buyer also being an effective termination by Merger Sub):

          (a)   by mutual written consent of Seller and Buyer;

          (b)   by either Buyer or Seller if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Merger; provided that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to have such order, decree, judgment, injunction or ruling lifted;

          (c)   by either Buyer or Seller if the Merger shall not have been consummated on or before October 31, 2008 (the "Termination Date"); provided that if on the Termination Date the conditions to Closing set forth in Section 7.2(e) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied (other than those conditions that by their nature are to be satisfied at the Closing), then the Termination Date shall be extended to December 31, 2008; provided further that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement, including the failure to use its commercially reasonable efforts to consummate the

  Merger and other transactions contemplated by this Agreement, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date.

          (d)   by Buyer, in the event of a material breach by Seller of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Seller shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 7.2(a) or (b), and (ii) cannot be cured by the Termination Date or if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from Buyer stating Buyer's intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination; provided, however, that Buyer is not in material breach of any representation, warranty or obligation that would result in the failure of a condition set forth in Section 7.3(a) or (b);

          (e)   by Seller, (i) in the event of a material breach by Buyer or Merger Sub, as the case may be, of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Buyer or Merger Sub, as the case may be, shall have become untrue, which situation in either case, (A) would result in a failure of a condition set forth in Section 7.3(a) or (b), and (B) cannot be cured by the Termination Date or if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from Seller stating Seller's intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, provided, however, that Seller is not in material breach of any representation, warranty or obligation that would result in the failure of a condition set forth in Section 7.2(a) or (b), or (ii) if neither Buyer nor the Paying Agent shall have received the proceeds of the Equity Financing within ten (10) Business Days of the satisfaction of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than the delivery of Buyer's Closing Certificate pursuant to Section 7.3 and those conditions that by their nature are to be satisfied at the Closing);

          (f)    by either Buyer or Seller if the Seller Stockholders' Approval shall not have been obtained at the Seller Stockholders' Meeting or at any adjournment or postponement thereof; provided that Seller shall not be entitled to terminate this Agreement under this Section 8.1(f) if Seller has breached any of its obligations under Section 6.4; or

          (g)   by Buyer, if (i) the Board of Directors of Seller shall have failed to include the Seller Recommendation in the Proxy Statement, (ii) the Board of Directors of Seller shall have approved, endorsed or recommended, or publicly announced an intention to approve, to the Seller Stockholders an Acquisition Proposal (other than the Merger) or otherwise made an Adverse Recommendation Change, (iii) the Board of Directors of Seller shall have failed to publicly reaffirm the Seller Recommendation pursuant to Section 6.2, (iv) a tender offer or exchange offer for outstanding shares of Seller Common Stock shall have been commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors recommends that the Seller Stockholders tender their shares in such tender or exchange offer, or on or after the 11th Business Day after the commencement of such tender or exchange offer, if the Board of Directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation, (iv) pursuant to Section 6.4(e), Seller has delivered a Subsequent Determination Notice or (v) Seller fails to convene and hold the Seller Stockholders' meeting in accordance with Section 6.2.

          (h)   by Seller at any time prior to receipt of the Seller Stockholder Approval in order to enter into an Acquisition Agreement in accordance with the provisions of Section 6.4(e) hereof.

        8.2    Effect of Termination.    In the event of a termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Buyer, Merger Sub, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.5 (Access to Information), 6.8 (Publicity), 8.2 (Effect of Termination), 8.3 (Fees and Expenses Following Termination), 9.2 (Expenses) and 9.7 (Governing Law; Jurisdiction and Venue) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, (i) Buyer shall not be relieved or released from any liabilities or damages arising out of fraud or intentional and material breach of any provision of this Agreement or any other agreement delivered in connection herewith (except that Buyer shall in no event be liable for any breach, loss or damages, under any theory or for any reason including based on any claim based on fraud or intentional and material breach under this Agreement or any other agreement entered into in connection herewith, in excess of the Seller Termination Amount as provided in Section 8.3(b)) and (ii) Seller shall not be relieved or released from any liabilities or damages arising out of fraud or intentional and material breach of any provision of this Agreement or any other agreement delivered in connection herewith (except that Seller shall in no event be liable for any breach, loss or damages, under any theory or for any reason under this Agreement or any other agreement entered into in connection herewith, in excess of $9,000,000 in the aggregate).

        8.3    Fees and Expenses Following Termination.

        (a)   In the event that:

            (i)  this Agreement is (A) terminated by either Buyer or Seller pursuant to Sections 8.1(c) or by Buyer pursuant to Section 8.1(d) and (B)(x) an Acquisition Proposal shall have been communicated to Seller, made public or shall have been made or communicated publicly to Seller Stockholders (or, in each case, the intention to make such an Acquisition Proposal shall have been publicly made or communicated) and shall not have been publicly withdrawn at the time of the termination of this Agreement and (y) within twelve (12) months after such termination, Seller shall have reached a definitive agreement to consummate, or shall have consummated, any Acquisition Proposal, then within two (2) days of the date of such consummation or the execution of such definitive agreement, whichever is earlier, Seller shall pay Buyer a fee equal to $6,700,000 (the "Termination Amount") by wire transfer of immediately available funds to a bank account provided to Seller by Buyer; provided that for purposes of this Section 8.3(a)(i), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4(j), except that the references therein to "15%" shall be replaced by "50%";

           (ii)  this Agreement is (A) terminated by either Buyer or Seller pursuant to Section 8.1(f) and (B)(x) an Acquisition Proposal shall have been communicated to Seller, made public or shall have been made or communicated directly to Seller Stockholders (or, in each case, the intention to make such an Acquisition Proposal shall have been made or publicly communicated) and shall not have been publicly withdrawn at the time of the termination of this Agreement and (y) within twelve (12) months after such termination, Seller shall have reached a definitive agreement to consummate, or shall have consummated, any Acquisition Proposal, then within two (2) Business Days of the date of such consummation or the execution of such definitive agreement, whichever is earlier, Seller shall pay to Buyer the Termination Amount, in each case, by wire transfer of immediately available funds to a bank account provided to Seller by Buyer; provided that for purposes of this Section 8.3(a)(ii), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4(j), except that the references therein to "15%" shall be replaced by "50%";

          (iii)  this Agreement is terminated by Buyer pursuant to Section 8.1(g), then within two (2) Business Days of termination Seller shall pay Buyer the Termination Amount by wire transfer of immediately available funds to a bank account provided to Seller by Buyer;

          (iv)  this Agreement is terminated by Seller pursuant to Section 8.1(h), then prior to or at the time of termination Seller shall pay Buyer the Termination Amount by wire transfer of immediately available funds to a bank account provided to Seller by Buyer; or

           (v)  if Seller terminates this Agreement pursuant to Section 8.1(e)(ii), then within two (2) Business Days of termination Buyer shall pay Seller a fee equal to $9,000,000.00 (the "Seller Termination Amount") by wire transfer of immediately available funds to a bank account provided to Buyer by Seller.

        (b)   The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the parties to enter into this Agreement; accordingly, if Seller or Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Buyer or Seller, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 8.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit. The parties hereto agree and understand that in no event shall Buyer or Seller, as the case may be, be required to pay the Termination Amount or Seller Termination Amount (as applicable) on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in the event the Termination Amount becomes payable and is paid by Seller pursuant to this Section 8.3, then the Termination Amount shall be Buyer and Merger Sub's sole and exclusive remedy against Seller and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the "Seller Parties") for any breach, loss or damage, under any theory or for any reason; and upon Seller's payment of the Termination Amount to Buyer, no Person shall have any rights or claims against any of the Seller Parties under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Seller Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that Seller's right to receive payment of the Seller Termination Amount from Buyer pursuant to this Section 8.3 or the guarantee thereof pursuant to the Limited Guaranty shall be the sole and exclusive remedy available to Seller, its Affiliates and its Subsidiaries against Buyer, Merger Sub, the Guarantor and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the "Buyer Parties") with respect to this Agreement and the transactions contemplated hereby, including for any breach, loss, or damages hereunder, including any loss or damages suffered as a result of the failure of the Merger to be consummated, under any theory or for any reason; and upon Buyer's payment of the Seller Termination Amount to Seller or Guarantor's payment of the Seller Termination Amount to Seller pursuant to the Limited Guaranty, the Buyer Parties shall have no further liability or obligation under this Agreement or the Limited Guaranty and no Person shall have any rights or claims against any of the Buyer Parties under this Agreement, the Limited Guaranty or the Equity Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and none of the Buyer Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

        8.4    Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger to the Seller Stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Seller Stockholders, no amendment of this Agreement shall be made that by Law or in accordance with the rules of any stock exchange requires further approval by the Seller Stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Seller Stockholders' Approval, no extension or waiver of this Agreement or any portion thereof shall be made that by Law requires further adoption and approval by the Seller Stockholders without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No provision of this Agreement requiring any party to use commercially reasonable efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party's duty to use commercially reasonable efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

ARTICLE IX

MISCELLANEOUS

        9.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

        9.2    Expenses.    Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        9.3    Notices.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by facsimile transmission (providing confirmation of transmission) addressed as follows:

  If to Buyer, to:

    Cobra Green LLC
    c/o Greenfield Partners, LLC
    50 North Water Street
    South Norwalk, CT 06854
    Facsimile No.: (203) 354-5060
    Attention: Barry P. Marcus

  with required copies to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Facsimile No.: (212) 735-2000
    Attention: Stephen F. Arcano, Esq.
    Daniel Dusek, Esq.

  If to Seller, to:

    Clayton Holdings, Inc.
    2 Corporate Drive
    Shelton, Connecticut 06484
    Facsimile No.: (203) 926-5757
    Attention: Steven L. Cohen

  with required copies to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Facsimile No.: (617) 523-1231
    Attention: John R. LeClaire, Esq.
    Joseph L. Johnson III, Esq.
    Michael S. Turner, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day.

        9.4    Interpretation.    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        (a)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        (b)   Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

        9.5    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.6    Entire Agreement.    This Agreement, together with the Exhibits and Sections hereto, the Confidentiality Agreement, the Limited Guaranty and the Voting Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement, the Limited Guaranty and the Voting Agreement shall survive the execution and delivery of this Agreement.

        9.7    Governing Law; Jurisdiction and Venue.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of Buyer, Merger Sub and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

        9.8    Severability.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.9    Assignment; Reliance of Other Parties.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (a) as provided in Section 6.7 (Directors' and Officers' Indemnification and Insurance) hereof and Section 8.3(b) hereof and (b) the provisions of Article II concerning payment of the Merger Consideration, which shall inure to the Seller Stockholders after the Effective Time, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

        9.10    Remedies.

        (a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Seller in accordance with their specific terms or were otherwise breached. Accordingly, Buyer and Merger Sub shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which Buyer and Merger Sub are entitled at law or in equity.

        (b)   The parties acknowledge that Seller shall not be entitled to enforce specifically the terms and provisions of this Agreement and that the Seller's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.3(a)(v); provided, however, that Seller shall be entitled to specific performance against Buyer or Merger Sub to prevent any breach by Buyer or Merger Sub of Section 6.5(b).

        9.11    Consents and Approvals.    For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

        9.12    Definitions.    Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

        "Acquisition Agreement" shall have the meaning ascribed thereto in Section 6.4(e) hereof.

        "Acquisition Proposal" shall have the meaning ascribed thereto in Section 6.4(j) hereof.

        "Adverse Recommendation Change" shall have the meaning ascribed thereto in Section 6.4(d) hereof.

        "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" shall have the meaning ascribed thereto in the recitals hereof.

        "Amended and Restated Non-Employee Directors' Compensation Plan" shall mean the Amended and Restated Non-Employee Directors' Compensation Plan of Seller adopted on July 25, 2007.

        "Antitrust Laws" shall have the meaning ascribed thereto in Section 6.3(b) hereof.

        "Antitrust Order" shall have the meaning ascribed thereto in Section 6.3(b) hereof.

        "Applicable Requirements" means, with respect to Seller and its Subsidiaries: (A) all material obligations under any Material Contracts pertaining to the servicing of Loans on the Closing Date, (B) all Laws pertaining to the servicing of Loans applicable to Seller or any of its Subsidiaries and (C) other applicable requirements, handbooks, manuals and guidelines of Seller and its Subsidiaries.

        "Appraisal Rights Provisions" shall have the meaning ascribed thereto in Section 2.3(a) hereof.

        "Authorized Seller Restricted Stock Awards" shall have the meaning ascribed thereto in Section 4.2(a) hereof.

        "Book-Entry Share" and "Book-Entry Shares" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

        "Business Day" shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in the State of New York.

        "Buyer" shall have the meaning ascribed thereto in the recitals hereof.

        "Buyer Disclosure Letter" shall have the meaning ascribed thereto in Article III hereof.

        "Buyer Material Adverse Effect" means, with respect to Buyer, an effect, event or change that (a) has a material adverse effect on Buyer's ability to consummate the Merger or perform its obligations under this Agreement or would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of Buyer to perform its obligations under this Agreement, or (b) has a material adverse effect on the business, assets or financial condition of Buyer and its Subsidiaries, taken as a whole.

        "Buyer Parties" shall have the meaning ascribed thereto in Section 8.3(b) hereof.

        "Buyer's Advisor" shall have the meaning ascribed thereto in Section 3.4 hereof.

        "Buyer's Closing Certificate" shall have the meaning ascribed thereto in Section 7.3(a)

        "Certificate" and "Certificates" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

        "Certificate of Merger" shall have the meaning ascribed thereto in Section 1.2 hereof.

        "Closing" shall have the meaning ascribed thereto in Section 1.3 hereof.

        "Closing Date" shall have the meaning ascribed thereto in Section 1.3 hereof.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall mean that certain Confidentiality Agreement by and between Buyer and Seller dated as of January 2, 2008.

        "Contract" shall have the meaning ascribed thereto in Section 4.15(a) hereof.

        "Copyrights" shall have the meaning ascribed thereto in Section 4.19(c)(i)(C) hereof.

        "Delaware Courts" shall have the meaning ascribed thereto in Section 9.7 hereof.

        "DGCL" shall have the meaning ascribed thereto in the recitals hereof.

        "Dissenting Shares" shall have the meaning ascribed thereto in Section 2.3(a) hereof.

        "Dissenting Stockholders" shall have the meaning ascribed thereto in Section 2.3(a) hereof.

        "Effect" shall have the meaning ascribed thereto in the definition of Seller Material Adverse Effect.

        "Effective Time" shall have the meaning ascribed thereto in Section 1.2 hereof.

        "Encumbrances" shall mean liens that secure the payment of money, mortgages or deeds of trust, monetary charges that are liens, pledges, charges, hypothecation, security interests or other encumbrances or restrictions on title or transfer of title, except for restrictions arising under any applicable securities Laws.

        "Equity Commitment Letter" shall have the meaning ascribed thereto in Section 3.6(a) hereof.

        "Equity Financing" shall have the meaning ascribed thereto in Section 3.6(a).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any Person that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Fund" shall have the meaning ascribed thereto in Section 2.2(a) hereof.

        "Filed Seller SEC Reports" shall have the meaning ascribed thereto in Article IV hereof.

        "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

        "Governmental Authority" shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

        "Guarantor" shall have the meaning ascribed thereto in the recitals hereof.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

        "Indemnified Party" and "Indemnified Parties" shall have the meanings ascribed thereto in Section 6.7(b) hereof.

        "Insurer" means a Person who insures or guarantees all or any portion of the risk of loss on any Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Loan or related mortgaged real property.

        "Intellectual Property Assets" shall have the meaning ascribed thereto in Section 4.19(c)(i) hereof.

        "IRS" shall mean the Internal Revenue Service.

        "Key Employee" shall mean each of Frank Filipps, Keith Johnson, Frederick Herbst, Steven Cohen, John Anderson, Kevin Kanouff, Tim Keast, John Courtney, Tom Cronin, Conrad Vasquez and Peter Kushel, and any of their respective successors.

        "Laws" shall have the meaning ascribed thereto in Section 4.11 hereof.

        "Leases" shall have the meaning ascribed thereto in Section 4.16(a) hereof.

        "Lease Disputes" shall have the meaning ascribed thereto in Section 4.16(a)(vi) hereof.

        "Limited Guaranty" shall have the meaning ascribed thereto in the recitals hereof.

        "Loans" means any loan, loan agreement, note, borrowing arrangement or extension of credit, including letters of credit, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

        "Marks" shall have the meaning ascribed thereto in Section 4.19(c)(i)(B) hereof.

        "Material Contract" shall have the meaning ascribed thereto in Section 4.15(a) hereof.

        "Material Servicing Permits" shall have the meaning ascribed thereto in Section 7.2(e) hereof.

        "Merger" shall have the meaning ascribed thereto in the recitals hereof.

        "Merger Consideration" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

        "Merger Sub" shall have the meaning ascribed thereto in the recitals hereof.

        "Merger Sub Charter" shall have the meaning ascribed thereto in Section 1.5 hereof.

        "Merger Sub Common Stock" shall have the meaning ascribed thereto in Section 2.1(a) hereof.

        "Option Amounts" shall have the meaning ascribed thereto in Section 2.1(d) hereof.

        "Patents" shall have the meaning ascribed thereto in Section 4.19(c)(i)(A) hereof.

        "Paying Agent" shall have the meaning ascribed thereto in Section 2.2(a) hereof.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

        "PMI" means the default insurance provided by private mortgage insurance companies.

        "Proxy Statement" shall mean the letter to stockholders, notice of meeting and proxy statement that will be provided to Seller Stockholders in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith.

        "Qualified Bidder" shall have the meaning ascribed thereto in Section 6.4(c).

        "Representatives" shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller, Buyer, Merger Sub or any of their respective Subsidiaries, as the case may be.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securitization Transaction" means any public or private issuance of securities, whether registered under the Securities Act or issued pursuant to an exemption from the registration requirements thereof, which are secured by a pool of mortgage loans and other related assets and with respect to which Seller or any of its Subsidiaries is acting in the capacity of a servicer or subservicer of such mortgage loans.

        "Seller" shall have the meaning ascribed thereto in the recitals hereof.

        "Seller Benefit Plans" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Seller Charter" shall have the meaning ascribed thereto in Section 1.5 hereof.

        "Seller Common Stock" shall have the meaning ascribed thereto in Section 2.1(b) hereof.

        "Seller Copyrights" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

        "Seller Deferred Stock Units" shall mean awards of deferred stock units for Seller Common Stock issued under any of the Seller Stock Options Plans.

        "Seller Disclosure Letter" shall have the meaning ascribed thereto in Article IV hereof.

        "Seller Employees" shall have the meaning ascribed thereto in Section 6.6(a) hereof.

        "Seller Financial Statements" shall have the meaning ascribed thereto in Section 4.5 hereof.

        "Seller Intellectual Property Assets" shall have the meaning ascribed thereto in Section 4.19(c)(iii) hereof.

        "Seller Marks" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

        "Seller Material Adverse Effect" shall mean, with respect to Seller, a change, event or effect (an "Effect") that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, results of operations, or financial condition of Seller and its Subsidiaries taken as a whole, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States, (ii) changes in the industries in which Seller or any of its Subsidiaries operates in general, (iii) changes in general legal, regulatory, political, economic or business conditions (including the commencement, continuation or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which Seller and its Subsidiaries conduct business; provided, that such changes do not affect Seller and its Subsidiaries in a materially disproportionate manner relative to other companies operating in the same industries as Seller and its Subsidiaries, (iv) changes in GAAP that generally affect industries in which Seller and its Subsidiaries conduct business; provided, that such changes do not affect Seller and its Subsidiaries in a materially disproportionate manner relative to other companies operating in the same industries as Seller and its Subsidiaries, (v) the announcement of this Agreement or pendency or consummation of the Merger, (vi) the identity of Buyer, Merger Sub, the Guarantor or any of their Affiliates as the acquiror of Seller, (vii) compliance with the terms of, or the taking of any action required by this Agreement or consented to by Buyer, (viii) the termination by customers of their relationship with Seller or any of its Subsidiaries, or (ix) the termination by employees of their employment with Seller or any of its Subsidiaries, or (b) any decline in the market price, or change in trading volume, of the capital stock of Seller or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, in each case, in and of itself; provided that the underlying causes of such failure shall be considered in determining whether there was a Seller Material Adverse Effect.

        "Seller Other Plans" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Seller Parties" shall have the meaning ascribed thereto in Section 8.3(b) hereof.

        "Seller Patents" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

        "Seller Pension Plans" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Seller Permits" shall have the meaning ascribed thereto in Section 4.11 hereof.

        "Seller Preferred Stock" shall have the meaning ascribed thereto in Section 4.2(a) hereof.

        "Seller Recommendation" shall have the meaning ascribed thereto in Section 6.2(b) hereof.

        "Seller Restricted Stock Awards" shall mean awards of restricted Seller Common Stock issued under any of the Seller Stock Options Plans.

        "Seller SEC Reports" shall have the meaning ascribed thereto in Section 4.9(a) hereof.

        "Seller Stock Options" shall mean options to purchase Seller Common Stock issued under any of the Seller Stock Options Plans.

        "Seller Stock Option Plans" shall mean Seller's 2005 Stock Option and Grant Plan, as amended, and 2006 Stock Option and Incentive Plan, as amended.

        "Seller Stockholders" shall mean the holders of Seller Common Stock.

        "Seller Stockholders' Approval" shall have the meaning ascribed thereto in Section 4.24 hereof.

        "Seller Stockholders' Meeting" shall have the meaning ascribed thereto in Section 4.3 hereof.

        "Seller Termination Amount" shall have the meaning ascribed thereto in Section 8.3(a)(v) hereof.

        "Seller Trade Secrets" shall have the meaning ascribed thereto in Section 4.19(b)(ix) hereof.

        "Seller's Advisor" shall have the meaning ascribed thereto in Section 4.6 hereof.

        "Seller's Business" shall have the meaning ascribed thereto in Section 4.19(c)(ii) hereof.

        "Servicing Agreement" shall have the meaning ascribed thereto in Section 4.15(a)(x) hereof.

        "Servicing Transaction" means any Contract other than a Securitization Transaction pursuant to which Seller or any of its Subsidiaries is acting as a servicer of mortgage loans on behalf of the beneficial owners of such mortgage loans.

        "Subsequent Determination Notice" shall have the meaning ascribed thereto in Section 6.4(e) hereof.

        "Subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

        "Superior Proposal" shall have the meaning ascribed thereto in Section 6.4(i) hereof.

        "Surviving Corporation" shall have the meaning ascribed thereto in Section 1.1 hereof.

        "Surviving Corporation Bylaws" shall have the meaning ascribed thereto in Section 1.5 hereof.

        "Surviving Corporation Charter" shall have the meaning ascribed thereto in Section 1.5 hereof.

        "Tax" shall mean: (A) any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and (B) any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any amounts described in clause (A).

        "Tax Return" shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Termination Amount" shall have the meaning ascribed thereto in Section 8.3(a)(i) hereof.

        "Termination Date" shall have the meaning ascribed thereto in Section 8.1(c) hereof.

        "Third Party Rights" shall have the meaning ascribed thereto in Section 4.19(b)(iii) hereof.

        "to the Knowledge of Seller" means the actual knowledge of the Key Employees.

        "Trade Secrets" shall have the meaning ascribed thereto in Section 4.19(c)(i)(D) hereof.

        "U.S." shall mean the United States.

        "Voting Agreement" shall have the meaning ascribed thereto in the recitals hereof.

*remainder of page has intentionally been left blank*

        IN WITNESS WHEREOF, Buyer, Merger Sub and Seller have caused this Agreement and Plan of Merger to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

COBRA GREEN LLC
By:	/s/ EUGENE A. GORAB
	Name:	Eugene A. Gorab
	Title:	President
COBRA ACQUISITION CORP.
By:	/s/ EUGENE A. GORAB
	Name:	Eugene A. Gorab
	Title:	President
CLAYTON HOLDINGS, INC.
By:	/s/ FRANK P. FILIPPS
	Name:	Frank P. Filipps
	Title:	Chief Executive Officer

Exhibit A

Limited Guaranty

Execution Copy

LIMITED GUARANTY

        Limited Guaranty (the "Limited Guaranty"), dated as of April 13, 2008, is entered into by and among Greenfield Acquisition Partners V, L.P., a limited partnership (the "Guarantor"), and Clayton Holdings, Inc., a Delaware corporation (the "Seller").

        1.    LIMITED GUARANTY.    To induce Seller to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Merger Agreement"; capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement), among Cobra Green LLC, a Delaware limited liability company (the "Buyer"), Cobra Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (the "Merger Sub"), and Seller, the Guarantor absolutely, unconditionally and irrevocably guarantees to Seller the due and punctual payment of (i) the Seller Termination Amount, if and when due pursuant to Section 8.3(a)(v) of the Merger Agreement, or (ii) any awards not to exceed $9,000,000 in the aggregate granted pursuant to a final, non-appealable judgment of a Delaware Court (as defined below) for a claim based on fraud or intentional and material breach by Buyer under Section 8.2 of the Merger Agreement (the "Obligation"). Seller hereby agrees that (i) in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Limited Guaranty more than the Seller Termination Amount (the "Cap Amount"), and (ii) the Guarantor shall have no obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty other than as expressly set forth herein. Notwithstanding anything to the contrary set forth in this Limited Guaranty, Seller hereby agrees that, to the extent the Buyer does not have any payment obligation under Section 8.3(a)(v) of the Merger Agreement, the Guarantor shall similarly not have any obligations under this Limited Guaranty.

        2.    NATURE OF LIMITED GUARANTY.    This Limited Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment of the Obligation. This Limited Guaranty is in no way conditioned upon any requirement that Seller first attempt to collect the Obligation from Buyer or Merger Sub or resort to any security or other means of collecting payment. Should Buyer or Merger Sub default in the payment of the Obligation, or otherwise are unable for any reason to pay the Obligation as and when due, or if Seller is unable to bring a claim for the Obligation against Buyer or Merger Sub for any reason, the Guarantor's obligation hereunder shall become immediately due and payable to Seller. If any payment in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation up to the rescinded amount as if such payment had not been made. Seller hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, in connection with or resulting from, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Related Party (as defined below) except for claims against the Guarantor under this Limited Guaranty. Each party hereto hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding asserting that the Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms.

        3.    CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.    The Guarantor agrees that Seller may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation (provided that the foregoing shall be subject to the prior written consent of Buyer to the extent such extension involves an amendment to the Merger Agreement), and may also make any agreement with Buyer or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Seller on the one hand, and Buyer or Merger Sub, on the other

1

hand, without in any way impairing or affecting this Limited Guaranty. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or Merger Sub; (b) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation (provided that any such rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Buyer to the extent it involves any amendment of the Merger Agreement); (c) the addition, substitution or release of any other Person interested in the transactions contemplated by the Merger Agreement (provided that any such addition, substitution or release shall be subject to the prior written consent of Buyer to the extent it involves any amendment of the Merger Agreement); (d) any change in the corporate existence, structure or ownership of Buyer or Merger Sub; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Merger Sub; (f) any lack of validity or enforceability of the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights that the Guarantor may have at any time against Buyer, Merger Sub or Seller, whether in connection with the Obligation or otherwise; or (h) the adequacy of any other means Seller may have of obtaining payment of the Obligation. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by Seller. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or Merger Sub, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Buyer or Merger Sub under the Merger Agreement). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

        4.    NO SUBROGATION.    The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Buyer or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Limited Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Seller against Buyer or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation shall have been indefeasibly paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full in cash of the Obligation, such amount shall be received and held in trust for the benefit of Seller, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to Seller in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation.

        5.    NO WAIVER; CUMULATIVE RIGHTS.    No failure on the part of Seller to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Seller of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted

2

to Seller or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Seller at any time or from time to time.

        6.    REPRESENTATIONS AND WARRANTIES; COVENANTS.    The Guarantor hereby represents and warrants that:

          (a)   the execution, delivery and performance of this Limited Guaranty has been duly authorized by all necessary action and does not contravene any provision of the Guarantor's partnership agreement or certificate of formation, or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

          (b)   all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

          (c)   this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights against the Guarantor generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

          (d)   the Guarantor has the financial capacity to pay and perform its Obligation under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its Obligation under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 11 hereof.

        7.    ASSIGNMENT.    Neither this Limited Guaranty nor any rights, interests or obligation hereunder shall be assigned by either party hereto (except by operation of Law) without the prior written consent of the other party hereto; except that during the period commencing on the date hereof through April 23, 2008, if a portion of the Guarantor's commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligation hereunder may be assigned to the same assignee; provided that any such assignee delivers a guarantee to Seller in a form identical to this Limited Guaranty (only with such changes as are necessary to reflect the identity of the assignee and the portion of the Obligation being assumed by such assignee) and upon delivery of such guarantee the Guarantor effecting such assignment shall be relieved of, and shall have no further obligation with respect to, such portion of its Obligation hereunder.

        8.    NOTICES.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

  If to the Guarantor, to:

    Greenfield Acquisition Partners V, L.P.
    c/o Greenfield Partners, LLC
    50 North Water Street
    South Norwalk, CT 06854
    Facsimile No.: (203) 354-5060
    Attention: Barry P. Marcus

3

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Facsimile No.: (212) 735-2000
    Attention: Stephen F. Arcano, Esq.
    Daniel Dusek, Esq.

  If to Seller, to:

    Clayton Holdings, Inc.
    2 Corporate Drive
    Shelton, Connecticut 06484
    Facsimile No.: (203) 926-5757
    Attention: Steven L. Cohen

  with a copy to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Facsimile No.: (617) 523-1231
    Attention: John R. LeClaire, Esq.
    Joseph L. Johnson III, Esq.

        9.    AMENDMENTS AND WAIVERS.    No amendment or waiver of any provision of this Limited Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and Seller, or in the case of waiver, by the party against whom the waiver is sought to be enforced.

        10.    NO RECOURSE; RELEASE.    Seller acknowledges that the sole asset of Buyer is cash in a de minimis amount, and that no additional funds are expected to be contributed to Buyer unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered contemporaneously or in connection herewith, and notwithstanding the fact that the Guarantor is a partnership, by its acceptance of the benefits of this Limited Guaranty, Seller acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate or assignee of the Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate or assignee of any of the foregoing (collectively, but not including Buyer or Merger Sub, each a "Related Party"), through Buyer or Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership, or limited liability company veil, by or through a claim by or on behalf of Buyer or Merger Sub against the Guarantor or any Related Party (including a claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from the Guarantor (but not any Related Party) under and to the extent provided in this Limited Guaranty and subject to the Cap Amount and the other limitations set forth herein. Recourse against the Guarantor under and pursuant to the terms of this Limited Guaranty shall be the sole and exclusive remedy of Seller and all of its affiliates against the Guarantor or any Related Party in respect of any liabilities or obligations arising under, in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guaranty shall confer or give or shall be construed to confer or give to any Person other than Seller (including any Person acting in a representative capacity) any rights or remedies against any Person, including the

4

Guarantor, except as expressly set forth herein. By acceptance of the Limited Guaranty, Seller hereby releases the Guarantor and each Related Party from and with respect to any claim, known or unknown, now existing or hereafter arising, other than any claims against the Guarantor under this Limited Guaranty (subject to the Cap Amount). Seller hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, in connection with, relating to or resulting from the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against Buyer or the Guarantor or any Related Party except for claims against a Guarantor under this Limited Guaranty (subject to the Cap Amount).

        11.    CONTINUING GUARANTY.    This Limited Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns. Notwithstanding the foregoing, in the event that Seller or any of its affiliates asserts in any litigation or other proceeding that the provisions hereof (including, without limitation, Section 1 hereof) limiting the Guarantor's liability or any other provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Related Party with respect to the transactions contemplated by the Merger Agreement or this Limited Guaranty other than liability of the Guarantor under this Limited Guaranty (as set forth in Section 1), then (i) the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guaranty, the Guarantor shall be immediately entitled to recover such payments from Seller and Seller shall pay such amounts to the Guarantor, and (iii) neither the Guarantor nor any affiliates thereof shall have any liability to Seller with respect to the transactions contemplated by the Merger Agreement or under this Limited Guaranty.

        12.    TERMINATION.    The obligations of the Guarantor under this Limited Guaranty shall terminate at the earliest of (a) the Effective Time, (b) the time at which all amounts payable by the Guarantor under this Limited Guaranty shall be paid in full, (c) the termination of the Merger Agreement in accordance with Section 8.1(a) thereof and (d) the date which is 90 days following the termination of the Merger Agreement if Seller has not presented a claim for payment hereunder to such Guarantor (which claim shall set forth in reasonable detail the basis for such claim) by such 90th day.

        13.    GOVERNING LAW; JURISDICTION AND VENUE.    This Limited Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Guarantor and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Limited Guaranty and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

        14.    WAIVER OF JURY TRIAL.    THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTY.

5

        15.    COUNTERPARTS.    This Limited Guaranty may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        16.    MISCELLANEOUS.    This Limited Guaranty contains the entire agreement of the Guarantor with respect to the matters set forth herein. The invalidity or unenforceability of any one or more sections of this Limited Guaranty shall not affect the validity or enforceability of its remaining provisions.

[Signature Page to Follow]

6

        IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Limited Guaranty as of the date first written above by its officers thereunto duly authorized.

GREENFIELD ACQUISITION PARTNERS V, L.P.
By:	GAP V Management, L.L.C., its General Partner
By:	/s/ BARRY P. MARCUS
	Name:	Barry P. Marcus
	Title:	Senior Vice President
CLAYTON HOLDINGS, INC.
By:	/s/ FRANK P. FILIPPS
	Name:	Frank P. Filipps
	Title:	Chief Executive Officer

7

Exhibit B

Voting Agreement

VOTING AGREEMENT

        THIS VOTING AND PROXY AGREEMENT (this "Agreement") is made and entered into as of April 13, 2008 by and among Cobra Green LLC, a Delaware limited liability company ("Buyer"), and the persons executing this Agreement as "Stockholders" on the signature page hereto (each, a "Stockholder" and collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrently herewith, Buyer, Cobra Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), and Clayton Holdings, Inc., a Delaware corporation ("Seller"), have entered into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement") pursuant to which Buyer will acquire Seller by merging Merger Sub with and into Seller (the "Merger");

        WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owner of, and has the sole right to vote and dispose of, that number of shares of Seller Common Stock set forth below such Stockholder's name in the signature page hereto;

        WHEREAS, obtaining Seller Stockholders' Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

        WHEREAS, as an inducement to Buyer and Merger Sub to enter into the Merger Agreement and incurring the obligations therein, Buyer has required that each Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

        Section 1.1    Capitalized Terms.    Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

        Section 1.2    Other Definitions.    For the purposes of this Agreement:

          (a)   "Beneficial Owner" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

          (b)   "Owned Shares" means, with respect to each Stockholder, the Shares Beneficially Owned by such Stockholder as of the date of this Agreement and set forth below its name on the signature page hereto and, subject to the limitation set forth in Section 2.2 of this Agreement, any Shares acquired by such Stockholder after the date of this Agreement.

          (c)   "Shares" means shares of common stock, $0.01 par value per share, of Seller and all shares or other voting securities into which such shares of common stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of such common stock and entitled to vote in respect of the matters contemplated by Article II.

          (d)   "Transfer" means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security.

1

II. AGREEMENT TO VOTE

        Section 2.1    Agreement to Vote.    Subject to the terms and conditions hereof, each Stockholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (such earlier occurrence being the "Expiration Time"), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Seller Stockholders, however called, each Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote, or instruct to be voted, all of such Stockholder's Owned Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of the approval of any other matter that is required by applicable Law or a Governmental Authority to be approved by the Seller Stockholders to consummate the transactions contemplated by the Merger Agreement, including the Merger, (C) against any Acquisition Proposal other than the Merger or the Merger Agreement, and without regard to the terms of such Acquisition Proposal, (D) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof, (E) against any action or agreement that may reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled, and (F) against any agreement, amendment of any agreement (including the Seller Charter or the Amended and Restated Bylaws of the Seller) or any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or may reasonably be expected to result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Seller, Buyer or Merger Sub under the Merger Agreement, which may reasonably be expected to materially and adversely affect Seller, Buyer or Merger Sub or their respective abilities to consummate the transactions contemplated by the Merger Agreement within the time periods contemplated thereby.

        Section 2.2    Additional Shares.    Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Seller of the number of any new Shares with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof and before this Agreement is terminated pursuant to Section 5.1. Any such Shares shall automatically become subject to the terms of this Agreement as though owned by such Stockholder as of the date hereof; provided, however that the terms of this Agreement shall not apply to any Shares acquired by the Stockholders following the date hereof which, when added to the aggregate number of Shares then Beneficially Owned by the Stockholders, would provide the Stockholders with Beneficial Ownership in the aggregate of more than 40% of the Seller's then outstanding Shares (and for the avoidance of doubt, such acquired Shares shall not be deemed Owned Shares for purposes of this Agreement).

        Section 2.3    Restrictions on Transfer, Etc.    Each Stockholder agrees, from the date hereof until this Agreement is terminated pursuant to Section 5.1, not to (i) directly or indirectly Transfer any Owned Shares, (ii) tender any Owned Shares into any tender or exchange offer or otherwise, or (iii) grant any proxy with respect to such Stockholder's Owned Shares, deposit such Stockholder's Owned Shares into a voting trust, enter into a voting agreement with respect to any of such Stockholder's Owned Shares or otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void.

        Section 2.4    Proxies.    Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Owned Shares. Each Stockholder will, if requested by Seller, (i) with respect to Owned Shares for which it is the record owner, grant a proxy appointing Eugene A. Gorab and Barry P. Marcus collectively, but each with full power of substitution, as such Stockholder's attorney-in-fact and proxy, for and in such Stockholder's name, to be counted as present and to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated

2

thereby, including the Merger, and (ii) with respect to Owned Shares for which it is not the record owner, obtain a "legal proxy" from the record owner to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger. Any proxy granted by each Stockholder pursuant to this Section 2.4 shall be automatically revoked upon termination of this Agreement in accordance with its terms.

III. REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of Stockholders.    Each Stockholder represents and warrants to Buyer as follows:

          (a)   such Stockholder has the requisite capacity and all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

          (b)   this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder;

          (c)   assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms;

          (d)   the execution and delivery of this Agreement by such Stockholder does not conflict with or violate any Law or agreement binding upon it, nor require any consent, notification, regulatory filing or approval; and

          (e)   except for restrictions in favor of Buyer pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the "blue sky" Laws of the various States of the United States, such Stockholder owns, beneficially and of record, all of such Stockholder's Owned Shares free and clear of any proxy, voting restriction or other lien and has sole voting power and sole power of disposition with respect to such Stockholder's Owned Shares, and no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of such Stockholder's Owned Shares.

IV ADDITIONAL COVENANTS OF THE STOCKHOLDERS AND THE COMPANY

        Section 4.1    Disclosure.    Each Stockholder hereby authorizes Buyer, Merger Sub and Seller to publish and disclose in any announcement or disclosure required by the SEC, including the Proxy Statement, such Stockholder's identity and ownership of the Owned Shares and the nature of such Stockholder's obligation under this Agreement.

        Section 4.2    Non-Interference; Further Assurances.    Each Stockholder agrees that prior to the termination of this Agreement, such Stockholder shall not take any action that may reasonably be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or may reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder agrees, without further consideration but at Buyer's expense, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Buyer to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

        Section 4.3    No Solicitation.

          (a)   Upon execution of this Agreement, each Stockholder shall and shall cause its Affiliates and Representatives to cease immediately and cause to be terminated any and all existing

3

  activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal.

          (b)   No Stockholder shall, and each Stockholder shall cause its Affiliates and its Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in or knowingly facilitate any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Buyer or Merger Sub) in connection with any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any letter of intent, merger agreement, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring any Stockholder to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing.

        Section 4.4    Waiver of Appraisal Rights.    To the extent permitted by applicable Law, each Stockholder hereby waives any rights of appraisal of rights of dissent from the Merger that Stockholder may have.

V. TERMINATION

        Section 5.1    Termination.    Subject to Section 5.2, this Agreement (i) may be terminated by the mutual written consent of the parties hereto or (ii) shall terminate without further action at the Expiration Time.

        Section 5.2    Effect of Termination.    Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of this Section 5.2 and Article VI of this Agreement, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.

VI. GENERAL

        Section 6.1    Notices.    Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile, (i) if to a Stockholder, to the address set forth below such Stockholder's name on the signature page hereto, and (ii) if to Buyer, to the address set forth in Section 9.3 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.

        Section 6.2    No Third Party Beneficiaries, Etc.    This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement, or to make any Stockholder responsible for any of Buyer's or Merger Sub's obligations under the Merger Agreement.

        Section 6.3    Severability.    The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent

4

and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

        Section 6.4    Assignment.    Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so will be null and void.

        Section 6.5    Successors.    This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

        Section 6.6    Interpretation.    The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words "include," "includes" and "including" are not limiting and will be deemed to be followed by the phrase "without limitation." The phrases "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person will refer to its predecessors and successors and permitted assigns.

        Section 6.7    Amendments.    This Agreement may not be amended except by written agreement signed by all of the parties to this Agreement.

        Section 6.8    Extension; Waiver.    At any time prior to the Effective Time, Buyer, on the one hand, and the Stockholders, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

        Section 6.9    Fees and Expenses.    Except as expressly provided in this Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

        Section 6.10    Entire Agreement.    This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

        Section 6.11    Rules of Construction.    The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

5

        Section 6.12    Remedies Cumulative.    Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

        Section 6.13    Counterparts; Effectiveness; Execution.    This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Stockholder when executed by such Stockholder and Seller. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

        Section 6.14    Specific Performance.    The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 6.15    Governing Law; Jurisdiction and Venue.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of Stockholder and Buyer hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

        Section 6.16    WAIVER OF JURY TRIAL.    THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 6.17    Action in Stockholder Capacity Only.    The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder's capacity as the Beneficial Owner of such Stockholder's Owned Shares and nothing in this Agreement, including the restrictions in Section 4.3, shall in any way restrict or limit any action taken by any Affiliates or Representatives of such Stockholder in his capacity as a director or officer of the Company (but solely in such capacities as director or officer of the Company).

[Remainder of page intentionally left blank. Signature Page Follows.]

6

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

COBRA GREEN LLC
By:	/s/ EUGENE A. GORAB
	Name:	Eugene A. Gorab
	Title:	President
TA IX L.P.
By:	TA Associates IX LLC, its General Partner
By:	TA Associates, Inc., its Manager
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 6,297,362
TA/ATLANTIC AND PACIFIC IV L.P.
By:	TA Associates AP IV L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 1,484,323
TA STRATEGIC PARTNERS FUND A L.P.
By:	TA Associates SPF L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 128,937

7

TA STRATEGIC PARTNERS FUND B L.P.
By:	TA Associates SPF L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 23,142
TA INVESTORS II, L.P.
By:	TA Associates, Inc., its General Partner
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 130,327
TA SUBORDINATED DEBT FUND, L.P.
By:	TA Associates SDF LLC, its General Partner
By:	TA Associates, Inc., its Manager
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 219,136

8

QuickLinks

  Exhibit 2.1
Exhibit A
  Execution Copy
LIMITED GUARANTY
Exhibit B
VOTING AGREEMENT
RECITALS
I. CERTAIN DEFINITIONS
II. AGREEMENT TO VOTE
III. REPRESENTATIONS AND WARRANTIES
IV ADDITIONAL COVENANTS OF THE STOCKHOLDERS AND THE COMPANY
V. TERMINATION
VI. GENERAL